Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274153

Prospectus Supplement No. 1 to Prospectus dated August 30, 2023

TAOPING INC.

Up to 20,043,394 Ordinary Shares

This Prospectus Supplement No. 1 (“Prospectus Supplement No. 1”) amends and supplements the prospectus dated August 30, 2023 as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-274153). This Prospectus Supplement No. 1 is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, which was furnished to the Securities and Exchange Commission on September 1, 2023 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement No. 1.

This Prospectus Supplement No. 1 updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement No. 1, you should rely on the information in this Prospectus Supplement No. 1.

Our Ordinary Shares are traded under the symbol “TAOP” on the Nasdaq Capital Market. On September 25, 2023, the closing price of our Ordinary Shares on the Nasdaq Capital Market was $2.36.

We are a “foreign private issuer” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and future filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is September 26, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of, September 2023

Commission File Number 001-35722

TAOPING INC.

(Translation of registrant’s name into English)

21st Floor, Everbright Bank Building

Zhuzilin, Futian District

Shenzhen, Guangdong, 518040

People’s Republic of China

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F: Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

EXPLANATORY NOTE

Taoping Inc. (the “Company”) is furnishing this Form 6-K to provide the unaudited consolidated financial statements for the six months ended June 30, 2023 and 2022 and incorporate such financial statements into the Company’s registration statements referenced below.

This Form 6-K is hereby incorporated by reference into the registration statements of the Company on Form S-8 (Registration Numbers 333-256600 and 333-211363), Form F-3 (Registration Numbers 333-262181 and 333-229323) and Form F-1 (Registration Number 333-274153) to the extent not superseded by documents or reports subsequently filed or furnished by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

FORWARD-LOOKING INFORMATION

This Report on Form 6-K contains forward-looking statements and information relating to us that are based on the current beliefs, expectations, assumptions, estimates and projections of our management regarding our company and industry. When used in this report, the words “may”, “will”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These statements reflect management’s current view of us concerning future events and are subject to certain risks, uncertainties and assumptions, including among many others: our potential inability to achieve or sustain profitability or reasonably predict our future results due to our limited operating history of providing smart cloud services , our independent registered auditors’ substantial doubt about our ability to continue as a going concern, unfavorable economic conditions that may affect the level of technology and Out-of-Home advertising spending by our customers, the emergence of additional competing technologies, changes in domestic and foreign laws, regulations and taxes, uncertainties related to China’s legal system and economic, political and social events in China, the volatility of the securities markets, and other risks and uncertainties which are generally set forth under the heading, “Key information - Risk Factors” and elsewhere in our Annual Report on Form 20-F filed on April 25, 2023 (the “Annual Report”). Should any of these risks or uncertainties materialize, or should the underlying assumptions about our business and the commercial markets in which we operate prove incorrect, actual results may vary materially from those described as anticipated, estimated or expected in the Annual Report.

All forward-looking statements included herein attributable to us or other parties or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 1, 2023	TAOPING INC.

	By:	/s/ Jianghuai Lin
Jianghuai Lin
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Unaudited Interim Consolidated Financial Statements as of June 30, 2023 and for the six months ended June 30, 2023 and 2022
99.2	Operating and Financial Review and Prospects in Connection with the Interim Consolidated Financial Statements for the six months ended June 30, 2023
99.3	Press Release dated September 1, 2023
101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Presentation Linkbase Document
104	Cover Page Interactive Data File – the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

Exhibit 99.1

TAOPING INC.

(F/K/A CHINA INFORMATION TECHNOLOGY, INC.)

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

F-1

TAOPING INC.

(F/K/A CHINA INFORMATION TECHNOLOGY, INC.)

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2023 AND DECEMBER 31, 2022

	NOTES	June 30, 2023	December 31, 2022
		(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents		$460,147	$1,014,591
Accounts receivable, net	2(e)	6,260,433	9,201,245
Accounts receivable-related parties, net	2(e)	51,449	91,371
Advances to suppliers		5,220,446	5,851,381
Prepaid expenses		307,397	-
Inventories, net	8	5,781,338	356,358
Other current assets	13(a)	1,565,835	1,554,488
Current assets from discontinued operations	10	568,367	1,326,265
TOTAL CURRENT ASSETS		20,215,412	19,395,699

Property, equipment and software, net	9	6,762,448	7,833,902
Right-of-use assets	2(n)	32,467	48,786
Long-term investments	15	68,717	95,966
Goodwill	3	58,922	58,922
Other assets, non-current, net	13(b)	1,240,191	1,775,540
TOTAL ASSETS		$28,378,157	$29,208,815

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Short-term bank loans	11	$6,765,931	$7,203,762
Accounts payable		2,139,275	2,287,244
Accounts payable-related parties		889	-
Advances from customers		727,121	622,581
Advances from customers-related parties		88,290	94,832
Amounts due to related parties	7(c)	3,587,733	3,338,882
Accrued payroll and benefits		653,783	411,995
Other payables and accrued expenses	16	4,694,607	4,996,344
Income tax payable		84,679	60,054
Lease liability-current	14	28,595	29,373
Other current liability		74,574	149,148
Current liabilities from discontinued operations	10	64,575	377,539
TOTAL CURRENT LIABILITIES		18,910,052	19,571,754

Lease liability	14	4,899	20,369
TOTAL LIABILITIES		18,914,951	19,592,123

EQUITY
Ordinary shares, 2023 and 2022: par $0; authorized capital 100,000,000 shares; shares issued and outstanding, June 30, 2023: 1,844,089 shares; December 31, 2022: 1,587,371 shares*;	18	163,154,015	161,404,797
Additional paid-in capital	18	22,447,083	22,447,083
Reserve	17	10,209,086	10,209,086
Accumulated deficit		(209,863,637)	(208,054,607)
Accumulated other comprehensive income		23,516,659	23,610,333
Total equity of the Company		9,463,206	9,616,692
Non-controlling interest		-	-
Total Equity		9,463,206	9,616,692

TOTAL LIABILITIES AND EQUITY		$28,378,157	$29,208,815

*	On August 1, 2023, the Company implemented a one-for-ten reverse stock split of the Company’s issued and outstanding ordinary shares. Except shares authorized, all references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

The accompanying notes are an integral part of the unaudited consolidated financial statements

F-2

TAOPING INC.

(F/K/A CHINA INFORMATION TECHNOLOGY, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

		Six Months Ended	Six Months Ended
	NOTES	June 30, 2023	June 30, 2022
		(Unaudited)	(Unaudited)
Revenue – Products		$8,074,534	$2,882,990
Revenue – Products-related parties	7(a)	71,420	-
Revenue – Software		3,777,209	1,785,891
Revenue – Advertising		1,316,932	1,184,761
Revenue – Advertising-related parties	7(a)	-	12,379
Revenue – Other		835,555	1,416,423
Revenue – Other-related parties	7(b)	2,359	19,078
TOTAL REVENUE		14,078,009	7,301,522

Cost – Products		7,386,299	2,724,655
Cost – Software		1,711,442	828,310
Cost – Advertising	2(p)	1,090,137	676,382
Cost – Other		15,231	486,047
TOTAL COST		10,203,109	4,715,394

GROSS PROFIT		3,874,900	2,586,128

Administrative expenses		3,750,087	3,002,768
Research and development expenses		1,585,894	2,050,609
Selling expenses		215,152	343,211
LOSS FROM OPERATIONS		(1,676,233)	(2,810,460)

Subsidy income		142,324	89,596
(Loss) from equity method investment		(836)	(307,403)
Other income (loss), net		40,767	1,511,572
Interest expense and debt discounts, net of interest income		(261,812)	(287,697)

Loss before income taxes		(1,755,790)	(1,804,392)

Income tax expense	12	(34,513)	(4,283)

Net loss from continuing operations		(1,790,303)	(1,808,675)
Net loss from discontinued operations		(18,727)	(191,880)
NET LOSS		(1,809,030)	(2,000,555)
Less: Net loss attributable to the non- controlling interest	4	-	-
NET LOSS ATTRIBUTABLE TO THE COMPANY		$(1,809,030)	$(2,000,555)

Loss per share – Basic and Diluted*
CONTINUING OPERATIONS
Basic	6	$(1.09)	$(1.14)
Diluted	6	$(1.09)	$(1.14)

DISCONTINUED OPERATIONS
Basic	6	$(0.01)	$(0.12)
Diluted	6	$(0.01)	$(0.12)

NET LOSS PER SHARE ATTRIBUTABLE TO THE COMPANY*
Basic	6	$(1.10)	$(1.26)
Diluted	6	$(1.10)	$(1.26)

*	On August 1, 2023, the Company implemented a one-for-ten reverse stock split of the Company’s issued and outstanding ordinary shares. The computation of basic and diluted EPS was retroactively adjusted for all periods presented.

The accompanying notes are an integral part of the unaudited consolidated financial statements

F-3

TAOPING INC.

(F/K/A CHINA INFORMATION TECHNOLOGY, INC.)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
	(Unaudited)	(Unaudited)
Net loss	$(1,809,030)	$(2,000,555)
Other comprehensive loss:
Foreign currency translation loss	(93,674)	(1,767,671)
Comprehensive loss	(1,902,704)	(3,768,226)
Comprehensive loss attributable to the non- controlling interest	-	-
Comprehensive loss attributable to the Company	$(1,902,704)	$(3,768,226)

The accompanying notes are an integral part of the unaudited consolidated financial statements

F-4

TAOPING INC.

(F/K/A CHINA INFORMATION TECHNOLOGY, INC.)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

(Unaudited)

	Ordinary shares*		Additional Paid-in	Statutory	Accumulated	Accumulated other comprehensive	Non- controlling
	Shares	Amount	Capital	Reserve	deficit	income	interest	Total
BALANCE AS AT JANUARY 1, 2023	1,587,371	$161,404,797	$22,447,083	$10,209,086	$(208,054,607)	$23,610,333	$-	$9,616,692
Stock-based payment for consulting fee (Note 18)	50,000	340,000	-	-	-	-	-	340,000
Issued common stock for Equity Incentive Plan (Note 18)	200,000	1,360,000	-	-	-	-	-	1,360,000
Net loss for the year	-	-	-	-	(1,809,030)	-	-	(1,809,030)
Foreign currency translation gain	-	-	-	-	-	(93,674)	-	(93,674)
Common stock issued for business acquisition	6,718	49,218	-	-	-	-	-	49,218
BALANCE AS AT JUNE 30, 2023(unaudited)	1,844,089	$163,154,015	$22,447,083	$10,209,086	$(209,863,637)	$23,516,659	$-	$9,463,206

	Ordinary shares*		Additional Paid-in	Statutory	Accumulated	Accumulated other comprehensive	Non- controlling
	Shares	Amount	Capital	Reserve	deficit	income	interest	Total
BALANCE AS AT JANUARY 1, 2022	1,578,653	$161,098,010	$22,447,083	$14,044,269	$(202,137,403)	$23,800,299	$(1,759)	$19,250,499
Stock-based payment for consulting fee (Note 18)	1,000	180,050	-	-	-	-	-	180,050
Disposal of iASPEC	-	-	-	-	-	1,138,915	-	1,138,915
Net loss for the year	-	-	-	-	(2,000,555)	-	-	(2,000,555)
Foreign currency translation gain	-	-	-	-	-	(1,767,671)	-	(1,767,671)
Common stock issued for business acquisition	6,718	118,244	-	-	-	-	-	118,244
Disposal of a consolidated entity	-	-	-	-	-	-	1,759	1,759
BALANCE AS AT JUNE 30, 2022(unaudited)	1,586,371	$161,396,304	$22,447,083	$14,044,269	$(204,137,958)	$23,171,543	$-	$16,921,241

*	On August 1, 2023, the Company implemented a one-for-ten reverse stock split of the Company’s issued and outstanding ordinary shares. Except shares authorized, all references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

The accompanying notes are an integral part of the unaudited consolidated financial statements

F-5

TAOPING INC.

(F/K/A CHINA INFORMATION TECHNOLOGY, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net loss	$(1,809,030)	$(2,000,555)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for credit losses on accounts receivable and other current assets	973,909	(399,735)
Provision for obsolete inventories	8,458	678,369
Depreciation and amortization	1,510,586	4,020,115
(Gain) on sales of cryptocurrencies	-	(527,005)
Impairment on cryptocurrencies	-	1,179,078
Loss on equity method investment	23,597	284,162
Stock-based payments for consulting services	32,603	14,500
Stock-based compensation	1,360,000	-
Loss on sale of property and equipment	46,716	94,268
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	2,167,863	(1,194,885)
Decrease (increase) in accounts receivable - related parties	35,420	(607,803)
Decrease in prepaid expenses	-	296,519
Increase in inventories	(5,662,408)	(2,266,246)
Cryptocurrencies – mining	-	(3,235,134)
Decrease (increase) in other non-current assets	469,271	(149,794)
Increase in other current assets	(52,530)	(480,677)
Decrease in advances to suppliers	75,810	2,803,900
Decrease in other payables and accrued expenses	(69,239)	(568,455)
Increase in advances from customers	141,601	901,006
Decrease in advances from customers - related parties	(1,869)	-
Increase in amounts due to related parties	-	(158,105)
Decrease in accounts payable	(200,632)	(3,659,036)
Increase in payroll payable and benefits	253,721	-
(Decrease) increase in lease liability	(3,022)	215,162
Increase (decrease) in income tax payable	28,904	(374,013)
Net cash used in operating activities	(670,271)	(5,134,364)

INVESTING ACTIVITIES
Proceeds from sales of property and equipment	237,635	-
Purchases of property and equipment	(564,311)	(2,098,954)
Acquired cash in connection with a business acquisition	-	4,113
Consideration paid for acquisition	(21,394)	-
Proceeds from sales of cryptocurrencies	-	4,093,524
Net cash (used in) provided by investing activities	(348,070)	1,998,683

FINANCING ACTIVITIES
Borrowings from related parties	433,173	-
Repayment of short-term bank loans	(86,779)	(139,082)
Net cash provided by (used in) financing activities	346,394	(139,082)

Effect of exchange rate changes on cash and cash equivalents	110,570	(502,786)

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(561,377)	(3,777,549)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING	1,023,240	4,531,266
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, ENDING	$461,863	$753,717

Supplemental disclosure of cash flow information:
Cash paid during the year
Income taxes	$34,513	$-
Interest	$-	$288,707

	Six Months Ended	Six Months Ended
	June 30, 2023	June 30, 2022
Reconciliation to amounts on consolidated balance sheets
Cash and cash equivalents from continuing operations	$460,147	$746,161
Cash and cash equivalents from discontinued operations	1,716	7,556
Total cash, cash equivalents, and restricted cash	$461,863	$753,717

Supplemental disclosure of significant non-cash transactions*:

*	On August 1, 2023, the Company implemented a one-for-ten reverse stock split of the Company’s issued and outstanding ordinary shares. Except shares authorized, all references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

In February 2022, the Company issued the first phase of approximately 6,718 restricted ordinary shares with a fair value of approximately $118,000, for the acquisition of Zhenjiang Taoping IoT Tech. Co., Ltd (“ZJIOT”). The Company agreed to issue to the shareholders of ZJIOT a total of approximately 20,154 restricted ordinary shares in three phases, conditioned upon the satisfaction of certain performance targets.

In March 2022 and July 2022, the Company issued 2,000 ordinary shares with a fair value of $23,100 to a consultant as a compensation for his service.

In April 2023, the Company issued the second phase of approximately 6,718 restricted ordinary shares with a fair value of approximately $49,000, for the acquisition of ZJIOT, upon the satisfaction of certain performance targets.

In May 2023, the Company issued 50,000 restricted shares to a consultant as its service compensation for the service period from May 26, 2023 to May 25, 2024. The fair value of the 50,000 ordinary shares was $340,000, which is amortized over the service period.

In May 2023, the Company issued 200,000 ordinary shares with fair value of approximately $1,360,000 to certain directors, executive officers, and employees as compensations for their services.

The accompanying notes are an integral part of the unaudited consolidated financial statements

F-6

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, PRINCIPAL ACTIVITIES AND MANAGEMENT’S PLANS

Taoping Inc. (f/k/a China Information Technology, Inc.), together with its subsidiaries (the “Company”), is a blockchain technology and smart cloud services provider. The Company provides cloud-based display terminal and service of digital advertising distribution network and new media resource sharing platform in the Out-of-Home advertising market in China. It’s integrated end-to-end digital advertising solutions enables customers to distribute and manage ads on the ads display terminals.

In May 2018, we changed our corporate name from “China Information Technology Inc.” to “Taoping Inc.”, to reflect our current business operations in the new media and IoT industries. In 2021, Information Security Tech International Co. Ltd. (“IST HK”), one of the Company’s Hong Kong subsidiaries then, changed its corporate name to Taoping Group (China) Ltd. to reflect the Company’s current corporate structure to be in line with the new business strategies. As listed in the table below, these services are provided through the Company’s operating subsidiaries, primarily in Hong Kong, and mainland China.

In June 2021, the Company consummated an acquisition of 100% of the equity interest of Taoping New Media Co., Ltd (“TNM”), a leading media operator in China’s out-of-home digital advertising industry. Mr. Jianghuai Lin, the Chairman and CEO of the Company, who then owned approximately 24.6% of total shares outstanding of the Company, owned approximately 51% of TNM. TNM focuses on digital life scenes and mainly engaged in selling out-of-home advertising time slots on its networked smart digital advertising display terminals with artificial intelligence and big data technologies. The acquisition of TNM is expected to enhance the Company’s presence in the new media and advertising sectors.

In 2021, the Company launched blockchain related new business in cryptocurrency mining operations and newly established subsidiaries in Hong Kong to supplement its diminished Traditional Information Technology (TIT) business segment as a part of new business transformation. However, due to the decreased output and the highly volatile cryptocurrency market, the Company had ceased the operation of cryptocurrency mining business by December 2022, and continues to focus the efforts on its digital adverting, smart display and the newly added smart community and related businesses.

As the cessation of the operation of cryptocurrency mining business represent a strategic shift in the Company’s strategy that will have a major effect on the Company’s operations and financial results, the operations of cryptocurrency mining business have been presented as “discontinued operations” in the Company’s consolidated financial statements. See Note 10.

In September 2021, the Company and the Company’s wholly owned subsidiary, Information Security Technology (China) Co., Ltd. (“IST”) entered into an equity transfer agreement with Mr. Jianghuai Lin, the sole shareholder of iASPEC Technology Group Co., Ltd. (“iASPEC”). Upon closing of the equity transfer, the Company’s variable interest entity structure was dissolved and iASPEC became a wholly owned indirect subsidiary of the Company.

In January 2022, the Company completed the acquisition of 100% equity interest of ZJIOT, aiming to accelerate the Company’s smart charging pile and digital new media businesses in East China.

As a result of the Company’s business transformation and its exit from the TIT business, the Company disposed of 100% equity interests of iASPEC (excluding iASPEC’s subsidiaries) which mainly conducted the Company’s TIT business to an unrelated third party for nil consideration on June 7, 2022. The disposition resulted in a total recorded income of approximately $3.0 million for the Company for the year ended December 31, 2022.

F-7

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table lists our subsidiaries as of the respective date as indicated below.

Entities	Subsidiaries	June 30, 2023 % owned	December 31, 2022 % owned	December 31, 2021 % owned	Location

Taoping Inc.					British Virgin Islands
Taoping Holdings Limited (THL)	Subsidiary	100%	100%	100%	British Virgin Islands
Taoping Group (China) Ltd. (IST HK)	Subsidiary	100%	100%	100%	Hong Kong, China
Taoping Digital Assets (Asia) Limited (TDAL)	Subsidiary	100%	100%	100%	Hong Kong, China
Taoping Digital Assets (Hong Kong) Limited (TDL)	Subsidiary	100%	100%	100%	Hong Kong, China
Taoping Capital Limited (TCL)	Subsidiary	100%	100%	100%	Hong Kong, China
Alpha Digital Group Ltd. (ADG)	Subsidiary	-	-	100%	Cayman, Island
Kazakh Taoping Operation Management Co. Ltd. (KTO)	Subsidiary	100%	100%	100%	Kazakhstan
Kazakh Taoping Data Center Co. Ltd. (KTD)	Subsidiary	100%	100%	100%	Kazakhstan
Information Security Tech. (China) Co., Ltd. (IST)	Subsidiary	100%	100%	100%	Shenzhen, China
TopCloud Software (China) Co., Ltd. (TopCloud)	Subsidiary	100%	100%	100%	Shenzhen, China
Information Security IoT Tech. Co., Ltd. (ISIOT)	Subsidiary	100%	100%	100%	Shenzhen, China
iASPEC Technology Group Co., Ltd. (iASPEC)	Subsidiary	-	-	100%	Shenzhen, China
Biznest Internet Tech. Co., Ltd. (Biznest)	Subsidiary	100%	100%	100%	Shenzhen, China
iASPEC Bocom IoT Tech. Co., Ltd. (Bocom)	Subsidiary	100%	100%	100%	Shenzhen, China
Taoping New Media Co., Ltd. (TNM)	Subsidiary	100%	100%	100%	Shenzhen, China
Shenzhen Taoping Education Technology Co., Ltd. (SZTET)	Subsidiary	-	-	51%	Shenzhen, China
Wuhu Taoping Education Technology Co., Ltd. (WHTET)	Subsidiary	-	-	51%	Wuhu, China
Taoping Digital Tech. (Dongguan) Co., Ltd. (TDTDG)	Subsidiary	-	-	100%	Dongguan, China
TopCloud Tech. (Chenzhou) Co., Ltd. (TCTCZ)	Subsidiary	100%	100%	100%	Chenzhou, China
Taoping Digital Tech. (Jiangsu) Co., Ltd. (TDTJS)	Subsidiary	100%	100%	100%	Jiangsu, China
Zhenjiang Taoping IoT Tech. Co., Ltd. (ZJIOT)	Subsidiary	100%	100%	-	Zhenjiang, China
Taoping EP Holdings (Shenzhen) Co., Ltd. (TEPH)	Subsidiary	51%	-	-	Shenzhen, China

F-8

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Dissolution of the Variable Interest Entity Structure

iASPEC was a VIE of the Company. To comply with PRC laws and regulations that restrict foreign ownership of companies that provide public security information technology and Geographic Information Systems software operating services to certain government and other customers, the Company used to operate the restricted aspect of its business through iASPEC.

In September 2021, we dissolved the variable interest entity structure by exercising the purchase option under certain Option Agreement among IST, iASPEC and its shareholders, to purchase all of the equity interests in iASPEC at an aggregate exercise price of $1,800,000. On September 18, 2021, Taoping Inc. and IST entered into an equity transfer agreement with iASPEC and iASPEC’s then sole shareholder, Mr. Lin, under which Mr. Lin sold and transferred to IST all of the equity interests in and any and all rights and benefits relating thereto of iASPEC in exchange for 61,225 unregistered ordinary shares of Taoping Inc., as determined by dividing $1,800,000 by the volume-weighted average closing price of ordinary shares for the consecutive five (5) trading days immediately prior to September 18, 2021. The parties thereafter completed the equity transfer through applicable PRC governmental registration(s).

Upon the closing of the equity transfer, the Company’s variable interest entity structure was dissolved and iASPEC became a wholly owned indirect subsidiary of the Company. The amended and restated MSA was automatically terminated.

Going Concern and Management’s Plans

In the second half of 2022, COVID-19 pandemic was largely contained in China. As a result of the continued recovery of the market conditions and customer demands, the Company’s revenue of continuing operations achieved 92.8% period-over-period increase in the first half of 2023. The Company incurred a net loss of approximately $1.8 million for the six months ended June 30, 2023, improved from a net loss of $2.0 million for the same period of 2022. The Company reported negative cash flows from operations of approximately $0.7 million for the six months ended June 30, 2023, improved from negative cash flows of $5.1 million from operations for the same period of 2022. As of June 30, 2023, the Company had a working capital of approximately $1.3 million, compared to a working capital deficit of $0.2 million as of December 31, 2022.

The Company will continue to focus the efforts on the digital advertising and other cloud-based products and applications. Furthermore, its two core competencies, the Taoping national sales network and the highly scalable and compatible cloud platform, and its strong software development capability, make it a valued partner by many other smart-community customers and solution providers. In addition to seeking strategic acquisition to expand its digital advertising business, the Company continues to explore business opportunity in the smart community and new energy sectors. Starting from April 2023, the Company has entered into a series of long-term strategic cooperation agreements with various customers to provide Taoping’s cloud-based intelligent product solutions, including smart large screen, IoT smart rest station and off-grid wastewater treatment solution, which are expected to generate significant revenue growth and operating cashflow for the Company for year 2023 and beyond.

If the Company’s execution of business strategies is not successful in addressing its current financial concerns, additional capital raise from issuing equity security or debt instrument or additional loan facility may occur to support required cash flows. The Company’s existing $6.8 million revolving bank loan, which was collateralized with the Company’s office property, provides important capital support for its operation. In addition, the Company has renewed the bank facility line with a value of approximately $2.6 million in July 2023, and is in the process of renewing the other bank facility line. In addition, on July 17, 2023, the Company entered into a Public Standby Equity Purchase Agreement and a Private Standby Equity Purchase Agreement with certain investor. Pursuant to the agreements, the Company shall have the right, but not the obligation, to sell to the Investor up to $1,000,000 and $10,000,000, respectively, of its ordinary shares, by the 24-month anniversary and 36-month anniversary, respectively, of the date of the agreements. In conclusion, the Company believes that it has the ability to raise needed capital to fund its operations and business growth, and is able to operate as a going concern.

However, the Company can make no assurances that financing will be available for the amounts we need, or on terms commercially acceptable to us, if at all. If one or all of these events do not occur or subsequent capital raise was insufficient to bridge financial and liquidity shortfall, substantial doubt exists about the Company’s ability to continue as a going concern. The consolidated financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

F-9

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation and Principles of Consolidation

The consolidated financial statements as of June 30, 2023 and for the six-month periods ended June 30, 2023 and 2022 are unaudited. The accompanying unaudited consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting. In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, the results of its operations and cash flows. Operating results as presented are not necessarily indicative of the results to be expected for a full year. These consolidated financial statements and related notes should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 20-F for the year ended December 31, 2022 filed on April 25, 2023 with the Securities and Exchange Commission.

The consolidated financial statements include the accounts of the Company, and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The Company’s significant estimates include its accounts receivable, assessment of credit losses, fair value of stock options and warrants, valuation allowance of deferred tax assets, useful lives of property and equipment, the recoverability of long-lived assets, revenue recognition, valuation of prepayments, goodwill, and other intangible assets, inventories, cryptocurrencies, purchase price allocation of business combination, right-of-use assets, and lease liabilities. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates.

F-10

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(c) Economic, Pandemic, Political, and Currency Exchange Risks

All the Company’s revenue-generating operations are conducted in Hong Kong and mainland China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic, public health, and legal environments in the PRC, and by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks that are not typically pertaining to the companies in North America and Western Europe. These include risks associated with, among others, the political, economic, public health concerns with persistent outbreaks of COVID-19 infections in various regional localities, and legal environments, geopolitical influences, and foreign currency exchange, notably in recent events, where the government’s sudden interventions or modifications of the laws and regulations currently in effective could negatively impact the Company’s operations and financial results.

The functional currency of the Company is primarily Chinese Renminbi Yuan (“RMB”), which is not freely convertible into foreign currencies. The Company cannot guarantee that the current exchange rate will remain steady. Therefore, there is a possibility that the Company could post the same amount of profit for two comparable periods and yet, because of fluctuating exchange rates, record higher or lower profit depending on exchange rate of RMB. RMB converted to U.S. dollars on the relevant dates. The exchange rate could fluctuate depending on changes in the political and economic environment without notice.

(d) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased and cash deposits with financial institutions with original maturities of three months or less to be cash equivalents. The Company had no cash equivalents as of June 30, 2023 or December 31, 2022.

The Company maintains its cash accounts at credit worthy financial institutions and closely monitors the movements of its cash positions. As of June 30, 2023, and December 31, 2022, approximately $0.5 million and $1.0 million of cash, respectively, was held in bank accounts in Hong Kong and mainland China.

(e) Accounts Receivable, Accounts Receivable – related parties, and Concentration of Risk

Accounts receivable are recognized and carried at carrying amount less an allowance for credit loss, if any. The Company maintains an allowance for credit losses resulting from the inability of its customers to make required payments based on contractual terms. The Company reviews the collectability of its receivables on a regular and ongoing basis according to historical trend, and estimates its provision for expected credit losses on receivables aging analysis.

The Company estimates allowance for credit losses for the anticipation of future economic condition and credit risk indicators of customers, including the potential impact of the COVID-19 pandemic on its customers’ businesses. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. In the event the Company recovers amounts previously reserved for, the Company will reduce the specific allowance for credit losses. The balance of allowance for credit losses for the six-month ended June 30, 2023 has decreased approximately $0.9 million from the year ended December 31, 2022.

F-11

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Accounts receivable as of June 30, 2023 and December 31, 2022 are as follows:

	June 30, 2023	December 31, 2022
	(Unaudited)
Accounts Receivable	$17,051,559	$20,159,165
Allowance for credit losses	(10,791,126)	(10,957,920)
Accounts Receivable, net	$6,260,433	$9,201,245
Accounts Receivable - related parties	$13,908,789	$14,617,746
Allowance for credit losses - related parties	(13,857,340)	(14,526,375)
Accounts Receivable - related parties, net	$51,449	$91,371

The normal credit term is ranging from 1 month to 3 months after the customers’ acceptance of high-end data storage servers or software, and completion of advertising and other services, and ranging from 1 month to 6 months after the customers’ acceptance of ads display terminals. However, because of various factors of business cycle, the actual collection of outstanding accounts receivable may be beyond the normal credit terms.

The allowance for credit losses at June 30, 2023 and December 31, 2022, totaled approximately $24.6 million and $25.5 million, respectively, representing management’s best estimate. The following table describes the movements for allowance for credit losses during the six-month period ended June 30, 2023 and the year ended December 31, 2022:

Balance at January 1, 2022	$27,262,848
Decrease for balance due to transfer of a company	(771,189)
Increase in allowance for credit losses	674,664
Foreign exchange difference	(1,682,028)
Balance at December 31, 2022	$25,484,295
Increase in allowance for credit losses	973,909
Foreign exchange difference	(1,809,738)
Balance at June 30, 2023 (Unaudited)	$24,648,466

F-12

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(f) Fair Value Accounting

Financial Accounting Standards Board (FASB) Accounting Standards Codifications (ASC) 820-10 “Fair Value Measurements and Disclosures”, establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). As required by FASB ASC 820-10, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy under FASB ASC 820-10 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

(g) Inventories, net

Inventories are valued at the lower of cost (weighted average basis) and net realizable value. Net realizable value is the expected selling price in the ordinary course of business minus any costs of completion, disposal, and transportation to make the sale.

The Company performs an analysis of slow-moving or obsolete inventory periodically and any necessary valuation reserves, which could potentially be significant, are included in the period in which the evaluations are completed. Any inventory impairment results in a new cost basis for accounting purposes.

F-13

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(h) Property, equipment and software, net

Property, equipment and software are stated at cost less accumulated amortization and depreciation. Amortization and depreciation are provided over the assets’ estimated useful lives, using the straight-line method. Estimated useful lives of property, equipment and software are as follows:

Office buildings	20-50 years
Lease improvement	Shorter of lease term or assets lives
Electronics equipment, furniture and fixtures	3-5 years
Motor vehicles	5 years
Purchased software	5 years
Media display equipment	5 years
Cryptocurrency mining machine	3 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss are included in the Company’s results of operations.

(i) Goodwill

ASC 350-30-50, “Goodwill and Other Intangible Assets”, requires the testing of goodwill and indefinite-lived intangible assets for impairment at least annually. The Company tests goodwill for impairment in the fourth quarter each year or earlier if an indicator of impairment exists.

Under applicable accounting guidance, the goodwill impairment analysis is a two-step test. The first step of the goodwill impairment test involves comparing the fair value of each reporting unit with its carrying amount including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, the second step must be performed to measure potential impairment.

The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated possible impairment. If the implied fair value of goodwill exceeds the goodwill assigned to the reporting unit, there is no impairment. If the goodwill assigned to a reporting unit exceeds the implied fair value of goodwill, an impairment charges recorded for the excess.

(j) Cryptocurrencies

Cryptocurrencies held, including Bitcoin and Ethereum, are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the cryptocurrency at the time its fair value is being measured. If the carrying amount of the cryptocurrency exceeds its fair value, the Company recognizes an impairment loss in an amount equal to that excess. Subsequent reversal of impairment losses is not permitted.

There are no cash flows from cryptocurrencies included in net cash used in operating activities since the revenue recognized from mining is a noncash activity. The sales of cryptocurrencies are included within investing activities in the consolidated statements of cash flows and any realized gains or losses from such sales are included in other income (expense) in the consolidated statements of operations. The Company accounts for its gains or losses in accordance with the first in first out (FIFO) method of accounting.

Upon disposal of cryptocurrencies, the Company will evaluate whether the control of the cryptocurrencies is transferred in accordance with ASC 610-20. The control over the cryptocurrencies disposed will transfer at the same time of the disposal, hence the cryptocurrencies transferred will be derecognized at the same time of the disposal. The gain or loss on disposal is calculated as the difference between the consideration allocated to each distinct cryptocurrency and its carrying amount.

F-14

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(k) Business combination

In accordance with ASC 805, the Company applies acquisition method to account for business combination. The acquisition method requires that the fair value of the underlying exchange transaction is used to establish a new accounting basis of the acquired entity upon the acquirer taking control over the acquiree. Furthermore, because of obtaining control the acquirer is responsible and accountable for all of the acquiree’s assets, liabilities and operations, the acquirer recognizes and measures the assets acquired and liabilities assumed at their full fair values as of the date control is obtained, which may result in goodwill, when purchase consideration exceeds the net of fair value of the assets acquired and liabilities assumed, or a bargain purchase gain, when the net of fair value of the assets acquired and liabilities assumed exceeds the purchase consideration, regardless of the percentage ownership in the acquiree or how the acquisition was achieved.

(l) Disposal of subsidiary

The Company deconsolidates a subsidiary upon the loss of control, the related subsidiary’s assets (including goodwill), liabilities, non-controlling interest and other components of equity are de-recognized. This may mean that amounts previously recognized in other comprehensive income are reclassified to profit or loss.

Any consideration received is recognized at fair value. Any resultant gain or loss is recognized in the Statement of Operations.

(m) Long-term investment

The Company’s long-term investment consists of investments accounted for under the equity method and equity investments without readily determinable fair value. Pursuant to ASC 321, equity investments, except for those accounted for under the equity method, those that result in consolidation of the investee and certain other investments, are measured at fair value, and any changes in fair value are recognized in earnings. For equity securities without readily determinable fair value and do not qualify for the existing practical expedient in ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) to estimate fair value using the net asset value per share (or its equivalent) of the investment, the Company elected to measure those investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer, if any.

For equity investments that the Company elects to measure at cost, less any impairment, plus or minus changes resulting from observable price changes, the Company makes a qualitative assessment considering impairment indicators to evaluate whether investments are impaired at each reporting date. Impairment indicators considered include, but are not limited to, a significant deterioration in the earnings performance or business prospects of the investee, including factors that raise significant concerns about the investee’s ability to continue as a going concern, a significant adverse change in the regulatory, economic, or technologic environment of the investee and a significant adverse change in the general market condition of either the geographical area or the industry in which the investee operates. If a qualitative assessment indicates that the investment is impaired, the entity has to estimate the investment’s fair value in accordance with the principles of ASC 820. For equity investments without readily determinable fair value, the Company uses Level 3 inputs of fair value accounting in accordance with ASC 820-10 and recognizes impairment loss other than temporary in the statement of operations equal to the difference between its initial investment and its proportional share of the net book value of the investee’s net assets which approximates its fair value.

For impairment on equity investments without readily determinable fair value, the Company uses Level 3 inputs of fair value accounting in accordance with ASC 820-10 and recognizes impairment loss in the statement of operations equal to the difference between its initial investment and its proportional share of the net book value of investee’s net assets which approximates its fair value if those are determined to be other than temporary.

F-15

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(n) Operating leases - Right-of-use assets and lease liabilities

The Company accounts for lease under ASC 842 “Leases”, and also elects practical expedient not to separate non-lease component from lease components in accordance with ASC 842-10-15-37 and instead to account for each separate lease component and the non-lease components associated with that lease component as a single lease component. The Company also elects the practical expedient not to recognize lease assets and lease liabilities for leases with a term of 12 months or less.

The Company recognized a lease liability and corresponding right-to-use asset based on the present value of minimum lease payments discounted at the Company’s incremental borrowing rate. The Company records amortization and interest expense on a straight-line basis based on lease terms and reduces lease liabilities upon making lease payments.

(o) Revenue Recognition

In accordance with the ASC 606, the Company recognizes revenues net of applicable taxes, when goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to receive in exchange for those goods or services.

The Company generates its revenues primarily from five sources: (1) product sales, (2) software sales, (3) advertising, (4) crypto-currency mining, and (5) other sales. Revenue is recognized when obligations under the terms of a contract with our customers are satisfied, generally, upon delivery of the goods and services and receipts of cryptocurrencies from cryptocurrency mining pools.

Although our performance obligation in our contracts with the mining pool operator is the provision of computing power, we are not entitled to any compensation for computing power provided when the pool operator is unsuccessful in placing a block to the blockchain.

Revenue - Products

Product revenues are generated primarily from the sale of Cloud-Application-Terminal based digital ads display terminals with integrated software essential to the functionality of the hardware to our customers (inclusive of related parties) and high-end data storage servers. Although manufacturing of the products has been outsourced to the Company’s Original Equipment Manufacturer (OEM) suppliers, the Company has acted as the principal of the contract. The Company recognized the product sales at the point of delivery. The Company may from time to time provide future unspecified software upgrades to the hardware products’ essential software, which is expected to be infrequent and, free of charge. Non-software service is mainly the one-time training session provided to the customer to familiarize them with the software operation upon the customer’s initial introduction to the software platform. The costs of providing infrequent software upgrade and training are de minimis. As a result, the Company does not allocate transaction price to software upgrade and customer training. Product sales are classified as “Revenue-Products” on the Company’s consolidated statements of operations.

F-16

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Revenue - Software

The Company designs and develops software products. Software development projects usually include developing software, integrating various isolated software systems into one, and testing the system. The design and build services, together with the integration of the various elements, are generally determined to be essential to the functionality of the delivered software. The contracted price is usually paid at the delivery of the software. The Company usually provides non-software services including after-sale support, technical training. The technical training only occurs at the introduction of the software. The software is highly specialized and stable, after-sale support and subsequent upgrade or enhancement are infrequent. The Company has estimated the costs associated with the non-software performance obligations and concludes that these obligations are de minimis to the overall contract. Therefore, the Company does not further allocate transaction price.

The Company usually completes the software support service in one-off and recognizes the revenue at the point of delivery of service because the Company does not have an enforceable right to payment for performance completed to date. Revenues from software development contracts are classified as “Revenue-Software” on the Company’s consolidated statements of operations.

Revenue - Advertising

The Company generates revenues primarily from providing advertising slots to customers to promote their businesses by broadcasting advertisements on identifiable digital ads display terminals and vehicular ads display terminals in different geographic regions and locations through a cloud-based new media sharing platform. The Company also contracts individuals to promote special events or for various occasions. The Company is only obligated to broadcast the advertisements to the contracted digital ads display terminals, and therefore allocates 100% of the transaction price to advertisement broadcasting. The transaction price for advertisement broadcasting is fixed based on the numbers of advertisement delivery and duration of the contract, and has no variable consideration, or significant financing component, or subsequent price change, and is not refundable.

The Company recognizes the revenues, net of applicable taxes, from advertisement broadcasting contracts with customers over the contracted advertising duration.

F-17

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Revenue - Cryptocurrency mining

The Company has entered into digital asset mining pools by executing contracts with the mining pool operators to provide computing power to the mining pool. The contracts are terminable under certain circumstances. Both the Company and the mining pool operator have the right to terminate the contract at any time, with or without clause, and without compensation. In exchange for providing computing power, the Company is entitled to a fractional share of the fixed cryptocurrency awards the mining pool operator receives (less digital asset transaction fees to the mining pool operator, if any.) for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm. The contract first exists upon the successful placement of a block on the blockchain by the pool operator because that is the point when the parties have performed their contract obligation and neither party can unilaterally terminate the contract without compensating the other party.

Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contract with mining pool operator.

The transaction consideration the Company receives, if any, is noncash consideration, which the Company measures at fair value using the quoted price from principal market of the related cryptocurrency on the date received, which is not materially different than the fair value at the contract inception or at the time the Company has earned the award from the pools. The consideration is variable. Because it is not probable that a significant reversal of cumulative revenue will not occur (ASC 606-10-32-11), the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm), and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized. There is no financing component, nor allocation of transaction price in these transactions.

Revenue - Other

The Company also reports other revenue which comprises revenue generates from System upgrade and technical support services, platform service fee, and rental income.

System upgrade and technical support revenue is recognized when performance obligations are satisfied upon completion of the services. Platform service fee is charged based on number of the display terminals used by the customers or a percentage of advertising revenue generated by the display terminals. Platform service revenue is recognized on a monthly basis over the contract period.

The Company follows ASC 842 – Leases that requires lessor to identify the underlying assets and allocate rental income among considerations in lease and non-lease components. The Company owns a unit of office space renting out to a third party with lease terms of two years starting from May 1, 2022. The lease agreements have fixed monthly rental payments, and no non-lease component or option for lessees to purchase the underlying assets. The Company collects monthly rental payments from the lessees, and has generated approximately $128,360 and $150,000 rental income for the periods ended June 30, 2023, and 2022, respectively.

Annual minimum rental income to be received in the next 5 years:
2023	128,360
2024	85,573
Total	213,933

Contract balances

The Company records advances from customers when cash payments are received or due in advance of our performance. For the six months ended June 30, 2023 and 2022, the Company recognized revenue of $463,455 and $9,000, respectively, that was included in the advances from customers balance at the beginning of each reporting period.

Practical expedients and exemptions

The Company generally expenses sales commissions if any incurred because the amortization period would have been one year or less. In many cases, the Company is approached by customers for customizing software products for their specific needs without incurring significant selling expenses.

The Company does not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.

(p) Cost of Sales - advertising and cost of cryptocurrencies

The cost of sales for advertising revenue mainly comprises of direct costs of generating advertising revenue including lease expense for the wall space, to where the ads display terminal to be installed, installation costs of ads display terminals, depreciation of display termination, labor, and other related expenses.

The cost of sales for cryptocurrencies revenue consists primarily of direct costs of earning Bitcoin and Ethereum related to mining operations, including mining platform fees, mining pool fees, mining facility rental fees, electric power costs, other utilities, depreciation of mining machines, labor, insurance, and among other ancillary costs.

F-18

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(q) Discontinued Operations

The Company follows “ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” for reporting discontinued operations. Under the revised standard, a discontinued operation must represent a strategic shift that has or will have a major effect on an entity’s operations and financial results. Examples could include a disposal of a major line of business, a major geographical area, a major equity method investment, or other major parts of an entity. The revised standard also allows an entity to have certain continuing cash flows or involvement with the component after the disposal. Additionally, the standard requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations.

(r) Segment reporting

Segment information is consistent with how the Chief Operating Decision Maker, i.e., the Directors of the Company, review the businesses, make investing and resource allocation decisions and assess operating performance. Transfers and sales between reportable segments, if any, are recorded at cost.

The Company reports financial and operating information in the following three segments:

(1)	Cloud-based Technology (CBT) segment — It includes the Company’s cloud-based products, high-end data storage servers and related services sold to private sectors including new media, healthcare, education and residential community management, and among other industries and applications. In this segment, the Company generates revenues from the sales of hardware and software total solutions with proprietary software and content as well as from designing and developing software products specifically customized for private sector customers’ needs for a fixed price. The Company includes the revenue and cost of revenue of high-end data storage servers in the CBT segment. Advertising services is included in the CBT segment, after the Company consummated the acquisition of TNM. Advertisements are delivered to the ads display terminals and vehicular ads display terminals through the Company’s cloud-based new media sharing platform. Incorporation of advertising services complements the Company’s out-of-home advertising business strategy.

(2)	Blockchain Technology (BT) segment — The BT segment is the Company’s newly formed business sector in 2021. Cryptocurrency mining is the first initiative implemented in the BT segment. However, due to the decreased output and the highly volatile cryptocurrency market, the Company had ceased the operation of the BT segment by December 2022.

(3)	Traditional Information Technology (TIT) segment — The TIT segment includes the Company’s project-based technology products and services sold to the public sector. The solutions the Company has sold primarily include Geographic Information Systems (GIS), Digital Public Security Technology (DPST), and Digital Hospital Information Systems (DHIS). In this segment, the Company generates revenues from sales of hardware and system integration services. As a result of the business transformation, the TIT segment is gradually being phased out in 2021.

(s) Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06 (“ASU 2020-06”) “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.” ASU 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. ASU 2020-06 is effective for public business entities fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. The adoption of ASU 2020-06 did not have material impact on the group’s consolidated financial statements.

F-19

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

In January 2020, the FASB issued ASU 2020-01, Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)-Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. The guidance provides clarification of the interaction of rules for equity securities, the equity method of accounting and forward contracts and purchase options on certain types of securities. ASU 2020-01 is effective for the Company in the first quarter of 2021. The adoption did not have any significant impact on the Company’s consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combination (Topic 805) “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”. The ASU 2021-08 requires that an entity (acquirer) recognizes and measures contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. The ASU 2021-08 also provides certain practical expedients for acquirers when recognizing and measuring acquired contract assets and contract liabilities from revenue contracts in a business combination. The ASU 2021-08 also applies to contract assets and contract liabilities from other contracts to which the provisions of Topic 606 apply, such as contract liabilities from the sale of nonfinancial assets within the scope of Subtopic 610-20, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets. For public business entities, the ASU 2021-08 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The ASU 2021-08 should be applied prospectively to business combinations occurring on or after the effective date of the amendments. Early adoption of the amendments is permitted, including adoption in an interim period. An entity that early adopts in an interim period should apply the amendments (1) retrospectively to all business combinations for which the acquisition date occurs on or after the beginning of the fiscal year that includes the interim period of early application and (2) prospectively to all business combinations that occur on or after the date of initial application. Adoption of ASU 2021-08 is not expected to have material impact on the consolidated financial statements.

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832), “Disclosures by Business Entities about Government Assistance”. The ASU 2021-10 requires the following annual disclosures about transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy: 1. Information about the nature of the transactions and the related accounting policy used to account for the transactions 2. The line items on the balance sheet and income statement that are affected by the transactions, and the amounts applicable to each financial statement line item 3. Significant terms and conditions of the transactions, including commitments and contingencies. The amendments in this Update are effective for all entities within their scope for financial statements issued for annual periods beginning after December 15, 2021. Early application of the amendments is permitted. An entity should apply the amendments in this Update either (1) prospectively to all transactions within the scope of the amendments that are reflected in financial statements at the date of initial application and new transactions that are entered into after the date of initial application or (2) retrospectively to those transactions. Adoption of ASU 2021-10 is not expected to have material impact on the consolidated financial statements.

The Company has considered all other recently issued accounting pronouncements and does not believe that the adoption of such pronouncements will have a material impact on the consolidated financial statements.

F-20

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3. BUSINESS ACQUISITION

On June 9, 2021, the Company and Biznest, a subsidiary of the Company, consummated an acquisition of 100% of the equity interests of TNM and its subsidiary. Mr. Jianghuai Lin, the Chairman and CEO of the Company, who then owned approximately 24.6% of total shares outstanding of the Company, owned approximately 51% of TNM. TNM is a new media operator focusing on digital life scenes and mainly engages in selling out-of-home advertising time slots on its networked smart digital advertising display terminals with artificial intelligence and big data technologies. Acquiring TNM and synergizing its new media network will enhance the Company’s presence in the new media and advertising sectors. After completion of the acquisition, TNM becomes a wholly owned subsidiary of Biznest.

Pursuant to the share purchase agreement, as a consideration of the purchase, the Company issued to the shareholders of TNM a total of 121,363 ordinary shares equivalent to the value of approximately $5.4 million.

The Company uses Level 3 inputs of fair value accounting for the identifiable assets and liabilities of TNM. The allocation of the purchase consideration is final, which was determined after the completion of a detailed analysis of the fair value for all assets acquired.

The following table summarizes the purchase price allocation for TNM, and the amounts of the assets acquired, and liabilities assumed which were based on their estimated fair values at the acquisition date:

Cash	$7,644
Accounts receivable, net	1,252,601
Advances to suppliers	75,971
Other receivables and other current assets, net	2,345,332
Long-term investments	1,386,191
Property and equipment	1,550,113
Right of use assets	74,812
Accounts payable	(339,198)
Advances from customers	(10,943)
Accrued payroll and benefits	(32,840)
Amounts due to related parties	(619,571)
Other payables and accrued expenses	(87,373)
Lease liabilities	(153,938)
Total net assets acquired	5,448,801
Bargain purchase gain	(12,345)
Total purchase price	$5,436,456

Due to the negative impact from COVID-19 pandemic and slowdown of the out-of-home advertising industry in China, the total consideration paid by the Company was less than the net amount of identifiable assets acquired and liabilities assumed of TNM, which resulted in a bargain purchase gain of approximately $12,000 on the acquisition date.

The Company’s consolidated statement of operations for the year ended December 31, 2021 included revenue of $1.78 million and net loss of $0.55 million attributable to TNM since June 9, 2021, the acquisition date.

The Company’s consolidated statement of operations for the six months ended June 30, 2022 included revenue of $1.13 million and net loss of $0.31 million attributable to TNM.

The Company’s consolidated statement of operations for the six months ended June 30, 2023 included revenue of $0.71 million and net profit of $0.25 million attributable to TNM.

On January 13, 2022, the Company entered into a share purchase agreement to acquire 95.56% equity interest in ZJIOT, aiming to accelerate the Company’s smart charging pile and digital new media businesses in East China. Pursuant to the share purchase agreement, as consideration the Company agreed to issue to the shareholders of ZJIOT a total of approximately 20,154 restricted ordinary shares of the Company. The shares are expected to be issued in three phases. The first phase will issue approximately 6,718 shares within 20 days after closing of the transaction; the second phase will issue approximately 6,718 shares before May 31, 2023; the third phase will issue approximately 6,718 shares before May 31, 2024. Issuance of shares during the second and third phases will be conditioned upon the satisfaction of certain performance targets of ZJIOT as set forth in the share purchase agreement. Specifically, the second phase issuance requires from the closing date to December 31, 2022, ZJIOT have at least 2.5 million RMB of audited revenue and 0.5 million RMB of audited net income; and to be eligible for the third phase issuance, ZJIOT shall have at least 2.6 million RMB of revenue and 0.55 million RMB of net income during the fiscal year 2023. Upon the completion of the acquisition, the Company currently owns 100% equity interest in ZJIOT.

The total fair value of the contingent consideration presented as other current liability is in accordance with ASC 820-10 “Fair Value Measurements and Disclosures”. The approximately 20,154 ordinary shares issued under the share purchase agreement were deemed as the consideration transferred for the acquisition. The fair value of the shares issued was measured based on the average share price of the Company during year 2022, which therefore is categorized as Level 3 measurement of fair value.

The following table summarizes the purchase price allocation for ZJIOT, and the amounts of the assets acquired, and liabilities assumed which were based on their estimated fair values at the acquisition date:

Cash	$4,116
Accounts receivable, net	260,189
Advances to suppliers	4,252
Other receivables, net	2,532
Property, plant and equipment, net	215,689
Accounts payable	(250,706)
Advances from customers	(8,046)
Accrued payroll and benefits	(10,633)
Other payables and accrued expenses	(8,923)
Total net assets acquired	208,470
Goodwill	58,922
Total purchase price	$267,392

The Company’s consolidated statement of operations for the six months ended June 30, 2022 included revenue of $0.1 million and net loss of $0.07 million attributable to ZJIOT since January 13, 2022, the acquisition date, to the end of June 30, 2022.

The Company’s consolidated statement of operations for the six months ended June 30, 2023 included revenue of $0.05 million and net loss of $0.1 million attributable to ZJIOT.

F-21

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

4. VARIABLE INTEREST ENTITY

Prior to the dissolution of the Company’s VIE structure in September 2021, iASPEC was a variable interest entity of the Company and the Company was the primary beneficiary of iASPEC. iASPEC’s assets, liabilities and financial results were consolidated into the Company’s financial statements. From September 2021 to June 7, 2022, iASPEC was a wholly-owned subsidiary of the Company. Accordingly, the assets and liabilities and revenues and expenses of iASPEC have been included in the accompanying consolidated financial statements up to June 7, 2022.

In June 2021, iASPEC, through its subsidiary Biznest, acquired TNM. In addition, Biznest formed Shenzhen Taoping Education Technology Co., Ltd. and Wuhu Taoping Education Technology Co., Ltd. in 2021 where iASPEC indirectly owned 51% equity interests of each entity. As indirect wholly owned or majority owned subsidiaries of iASPEC, the financial results of TNM, Shenzhen Taoping Education Technology Co., Ltd. and Wuhu Taoping Education Technology Co., Ltd. have been consolidated into the Company’s financial statements.

Prior to the dissolution of the VIE structure, government licenses, permits and certificates represented substantially all of the unrecognized revenue-producing assets held by iASPEC, the VIE, and its subsidiaries; recognized revenue-producing assets held by iASPEC and its subsidiaries consisted of property, equipment and software.

On September 18, 2021, the Company and the Company’s wholly owned subsidiary, IST entered into an equity transfer agreement with Mr. Jianghuai Lin, the sole shareholder of iASPEC. Upon closing of the equity transfer, the Company’s then existing variable interest entity structure was dissolved and iASPEC became a wholly owned indirect subsidiary of the Company. As a result, all assets and liabilities of iASPEC were incorporated into the Company’s balance sheet since December 31, 2021.

On June 7, 2022, the Company transferred 100% equity interests of iASPEC, excluding its subsidiaries, to an unrelated third party for nil consideration. The disposition resulted in a total recorded income of approximately $3.0 million for the Company for the year ended December 31, 2022. Upon the disposition, iASPEC, excluding its subsidiaries, was no longer part of the Company. As such, the Company’s consolidated financial statements for the year ended December 31, 2022 only included the financial results of iASPEC for the period from January 1 through June 7, 2022.

F-22

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

5. DISPOSALS OF CONSOLIDATED ENTITIES

ADG, SZTET, WHTET, and TDTDG were dissolved on January 28, June 14, May 31, and May 17, 2022, respectively. The dissolution of these companies results in minimal gain or loss for the year ended December 31, 2022.

None of the above-referenced dispositions in 2022 qualified as discontinued operations as they do not individually or in the aggregate represent a strategic shift that has had a major impact on the Company’s operations or financial results.

6. LOSS PER SHARE

Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted loss per share reflects the potential dilution that could occur, if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares, or resulted in the issuance of ordinary shares that shared in the earnings of the entity.

Components of basic and diluted earnings per share were as follows for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30, 2023*	Six Months Ended June 30, 2022
	(Unaudited)	(Unaudited)
Numerator:
Net loss attributable to the Company	$(1,809,030)	$(2,000,555)
Denominator:
Weighted average outstanding ordinary shares-Basic*	1,638,052	1,583,843
Weighted average outstanding ordinary shares- Diluted*	1,638,052	1,583,843
Loss per share attributable to the Company*
Basic	$(1.10)	$(1.26)
Diluted	$(1.10)	$(1.26)

CONTINUING OPERATIONS
Net loss attributable to the Company	$(1,790,303)	$(1,808,675)
Denominator:
Weighted average outstanding ordinary shares-Basic*	1,638,052	1,583,843
Weighted average outstanding ordinary shares- Diluted*	1,638,052	1,583,843
Loss per share attributable to the Company*
Basic	$(1.09)	$(1.14)
Diluted	$(1.09)	$(1.14)

DISCONTINUED OPERATIONS
Net loss attributable to the Company	$(18,727)	$(191,880)
Denominator:
Weighted average outstanding ordinary shares-Basic*	1,638,052	1,583,843
Weighted average outstanding ordinary shares- Diluted*	1,638,052	1,583,843
Loss per share attributable to the Company*
Basic	$(0.01)	$(0.12)
Diluted	$(0.01)	$(0.12)

*	On August 1, 2023, the Company implemented a one-for-ten reverse stock split of the Company’s issued and outstanding ordinary shares. The computation of basic and diluted EPS was retroactively adjusted for all periods presented.

For the six-month period ended June 30, 2023 and 2022, there was no share included in the diluted earnings per shares calculation. These incremental shares were not added to denominator for the period that stock options were outstanding due to the fact that the average market price of the Company’s ordinary shares in the period was lower than the exercise prices of the stock options granted to the Company’s employees and various consultants. The incremental shares were computed under the treasury stock method. There were 28,850 stock options for employees, 5,737 options and 48,167 warrants for nonemployees outstanding that were not included in the computation of dilutive weighted- average shares outstanding for the six months ended June 30, 2022, because the effect would be anti-dilutive.

There were 27,850 stock options for employees, 5,737 options and 36,000 warrants for nonemployees outstanding that were not included in the computation of dilutive weighted- average shares outstanding for the six months ended June 30, 2023, because the effect would be anti-dilutive, as well. The EPS calculation excluded the if-converted shares from the convertible promissory note or exercised shares from detachable warrant associated with the convertible promissory note, based on the Company’s stock prices, which were significantly below the stated convertible price and among other conversion prices of alternative conversions or exercise price of the warrant.

F-23

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

7. RELATED PARTY TRANSACTIONS

(a)	Revenue – related parties

For the six months ended June 30, 2023 and 2022, approximately $71,000 and $12,000, respectively, for sales of products and advertising revenue were from Taoping alliance companies of which TNM has equity investment of over 5% ownership.

(b)	Other revenue – related parties

Other revenue generated from related parties includes system maintenance service provided to Taoping affiliate customers, which was approximately $2,000 and $19,000, for the six months ended June 30, 2023 and 2022, respectively.

(c)	Amounts due to related parties

As of June 30, 2023 and December 31, 2022, the amounts due to related parties was approximately $3,588,000 and $3,339,000, respectively, which included a loan of RMB20 million) from a related company 100% owned by Mr. Lin for 12-month at the interest of 5.85% per annum, which matures on May 17, 2024.

8. INVENTORIES

As of June 30, 2023 and December 31, 2022, inventories consist of:

	June 30, 2023	December 31, 2022
	(Unaudited)
Raw materials	$3,301	$3,472
Finished goods	5,698,476	469,918
Cost of projects	235,358	40,815
Inventories, gross	$5,937,135	$514,205
Allowance for slow-moving or obsolete inventories	(155,797)	(157,847)
Inventories, net	$5,781,338	$356,358

For the six months ended June 30, 2023 and 2022, impairments for obsolete inventories were approximately $8,400 and $104,000, respectively. Impairment charges on inventories are included with administrative expenses.

F-24

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

9. PROPERTY, EQUIPMENT AND SOFTWARE

As of June 30, 2023 and December 31, 2022, property, equipment and software consist of:

	June 30, 2023	December 31, 2022
	(Unaudited)
Office buildings	$3,854,036	$4,053,815
Electronic equipment, furniture and fixtures	2,609,556	2,222,712
Media display equipment	1,056,675	1,111,450
Leasehold improvement	37,780	39,738
Purchased software	5,643,399	5,935,931
Total	13,201,446	13,363,646
Less: accumulated depreciation	(6,438,998)	(5,529,744)
Property, equipment and software, net	$6,762,448	$7,833,902

Depreciation expenses for the six months ended June 30, 2023 and 2022 were approximately $1.3 million and $2.2 million for continuing operations, and $0.2 million and $2.0 million for discontinued operations, respectively.

Management regularly evaluates property, equipment and software for impairment, if an event occurs or circumstances change that would potentially indicate that the carrying amount of the property, equipment and software exceeded its fair value. Management utilizes the discounted cash flow method to estimate the fair value of the property, equipment and software.

Company’s office buildings, with net carrying value of approximately $2.4 million, are used as collateral for its short-term bank loan.

10. DISCONTINUED OPERATIONS

In December 2022, the Company ceased its cryptocurrency mining business by entering into a series of contracts with certain third parties to sell its cryptocurrency mining and related equipment, terminating the leases for both the office facility and the storage rooms for most mining machines, and laying off relevant employees. As a result, the operations of Cryptocurrency mining business are reflected within “discontinued operations” periods presented.

The significant items included within discontinued operations are as follows:

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
	(Unaudited)	(Unaudited)
Revenue - Cryptocurrency mining	$-	$3,235,134
Cost - Cryptocurrency mining	276,926	2,121,501
Administrative expenses	(279,995)	656,627
Impairment losses on cryptocurrencies	-	1,179,078
(Gain) on sales of cryptocurrencies	-	(526,218)
Operating income (loss) from discontinued operations	3,069	(195,854)
Other (loss) income, net	(21,805)	3,868
Interest income	9	106
(Loss) from discontinued operations before income taxes	(18,727)	(191,880)
Income tax expense	-	-
Net (loss) from discontinued operations	$(18,727)	$(191,880)

F-25

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Assets and liabilities of discontinued operations included within the Consolidated Balance Sheets are comprised of the following:

	June 30, 2023	December 31, 2022
	(Unaudited)
Cash and cash equivalents	$1,716	$8,649
Other current assets	-	37,015
Property, equipment and software, net	566,651	1,155,063
Right-of-use assets	-	125,538
Current assets from discontinued operations	$568,367	$1,326,265

Accounts payable	-	187,206
Accrued payroll and benefits	4,509	3,065
Other payables and accrued expenses	60,066	58,572
Lease liability	-	128,696
Current liabilities from discontinued operations	$64,575	$377,539

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
	(Unaudited)	(Unaudited)
Net cash provided by (used in) operating activities	$109,202	$(1,339,952)
Net cash provided by investing activities	237,635	2,835,736

CRYPTOCURRENCIES

Cryptocurrencies mainly included Bitcoin and Ethereum the Company held which were primarily received from mining activities.

The following table presents the movements of cryptocurrencies as of June 30, 2023 and December 31, 2022:

	June 30, 2023	December 31, 2022
	(Unaudited)
Opening Balance	$-	$829,165
Receipt of cryptocurrencies from mining activities	-	4,108,372
Purchases of cryptocurrencies	-	1,066,338
Sales of cryptocurrencies	-	(5,017,732)
Payment of cryptocurrencies for other expenses	-	(151,869)
Realized gain on sale of cryptocurrencies	-	679,111
Impairment loss on cryptocurrencies	-	(1,517,172)
Others	-	3,787
Ending Balance	$-	$-

11. BANK LOANS

(a) Short-term bank loans

	June 30, 2023	December 31, 2022
	(Unaudited)
Secured short-term loans	$6,765,931	$7,203,762
Total short-term bank loans	$6,765,931	$7,203,762

Detailed information of secured short-term loan balances as of June 30, 2023 and December 31, 2022 were as follows:

	June 30, 2023	December 31, 2022
	(Unaudited)
Guaranteed by IST and Mr. Lin and Collateralized by the real property of ISIOT and equity investment of IST HK	$6,765,931	$7,203,762
Total	$6,765,931	$7,203,762

As of June 30, 2023, the Company had short-term bank loans of approximately $6.8 million, which mature on various dates from July 14, 2023 to September 22, 2023. The short-term bank loans may be extended upon maturity for another year by the banks without additional charges to the Company. The bank borrowings are in the form of credit facilities. Amounts available to the Company from the banks are based on the amount of collateral pledged or the amount guaranteed by the Company’s subsidiaries. These borrowings bear fixed interest rates ranging from 4.65% to 5.00% per annum. The weighted average interest rates on short term debt were approximately 4.76% and 4.86% for the six months ended June 30, 2023 and 2022, respectively. The interest expenses were approximately $0.2 million and $0.2 million, respectively, for the six months ended June 30, 2023 and 2022.

F-26

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

12. INCOME TAXES

Pre-tax (loss) income from continuing operations and discontinued operations for the six months ended June 30, 2023 and 2022 were taxable in the following jurisdictions:

	Six Months Ended	Six Months Ended
	June 30, 2023	June 30, 2022
	(Unaudited)	(Unaudited)
PRC	$414,924	$19,347,915
HK	(113,406)	(21,344,187)
BVI	(2,076,035)	-
Total loss before income taxes	$(1,774,517)	$(1,996,272)

United States

The Company from time to time evaluates the tax effect of global intangible low-taxed income (“GILTI”), and determined that there was no impact of GILTI tax to the Company’s consolidated financial statements as of June 30, 2023.

F-27

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

BVI

Under the current laws of the BVI, dividends and capital gains arising from the Company’s investments in the BVI and ordinary income, if any, are not subject to income taxes.

Hong Kong

Under the current laws of Hong Kong, IST HK, TDAL, TDL and TCL are subject to a profit tax rate of 16.5%.

PRC

Income tax expense (benefit) from continuing operations consists of the following:

	Six Months Ended	Six Months Ended
	June 30, 2023	June 30, 2022
	(Unaudited)	(Unaudited)
Current tax expense	$34,513	$4,283
Income tax expense	$34,513	$4,283

Current income tax expense (benefit) was recorded in 2023 and 2022 and was related to differences between the book and corporate income tax returns.

	Six Months Ended	Six Months Ended
	June 30, 2023	June 30, 2022
	(Unaudited)	(Unaudited)
PRC statutory tax rate	25%	25%
Computed expected income tax (benefit)	$(443,629)	$(499,068)
Tax rate differential benefit from tax holiday	(37,415)	196,598
Permanent differences	(191,646)	(768,715)
Tax effect of deductible temporary differences not recognized	(116,103)	331,895
Tax effect of tax losses unrecognized	823,306	743,573
Income tax expense	$34,513	$4,283

F-28

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Company’s tax loss carry forwards totaling RMB166.7 million ($24.1 million) as of June 30, 2023, substantially all of which were from PRC subsidiaries and will expire on various dates through June 30, 2028. Deferred tax asset was not provided for respective tax losses.

IST is approved as being high-technology enterprises and subject to PRC enterprise income tax rate (“EIT”) at 15%. For Biznest, the income tax starts from the earning year, is tax exempt for the first two years and is subject to 12.5% income tax rate for year 3-5.

The Company recognizes that virtually all tax positions in the PRC are not free of some degree of uncertainty due to tax law and policy changes by the State. However, the Company cannot reasonably quantify political risk factors and thus must depend on guidance issued by current State officials.

Based on all known facts, circumstances, and current tax law, the Company has not recorded tax benefits as of June 30, 2023 and December 31, 2022, respectively. The Company believes that there are no tax positions for which it is reasonably possible, based on current Chinese tax laws and policies, that the unrecognized tax benefits will significantly increase or decrease over the next 12 months, individually or in the aggregate, and have a material effect on the Company’s results of operations, financial condition or cash flows.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. Any accrued interest or penalties associated with any unrecognized tax benefits were not significant for the six months ended June 30, 2023 and 2022.

F-29

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Since the Company intends to reinvest its earnings to further expand its businesses in the PRC, the PRC subsidiaries do not intend to declare dividends to their parent companies in the foreseeable future. The Company’s foreign subsidiaries are in a cumulative deficit position. Accordingly, the Company has not recorded any deferred taxes on the cumulative amount of any undistributed deficit. It is impractical to calculate the tax effect of the deficit at this time.

13. OTHER CURRENT AND NON-CURRENT ASSETS

(a)	As of June 30, 2023, and December 31, 2022, other current assets consist of:

	June 30, 2023	December 31, 2022
	(Unaudited)
Advances to unrelated parties (i)	$1,169,497	$837,041
Advances to a related party	233,953	246,080
Advances to employees	45,868	309,911
Other current assets	116,517	161,456
	$1,565,835	$1,554,488

(i)	The advances to unrelated parties for business development are non-interest bearing and are due on demand.

As of June 30, 2023, the balance included the amount due from a third-party vendor of approximately $496,000. According to the contract and its subsequent amendment, the vendor is contracted to perform consulting service of market research as subcontractor and to facilitate the development of the new media advertising market.

Based on the amendment of the contract, the Company agrees to make advances to the vendor specifically for its market development purposes, and the total commitment of funding was RMB6 million (approximately USD $827,000). Meanwhile, the Company agrees to pay the vendor a 12% commission fee based on the advertising revenue it has facilitated, and a 50% subcontractor fee based on the consulting services revenue, tax inclusive.

If the Company’s revenue facilitated by the vendor does not reach certain threshold during specified periods, the contract could be terminated by the Company, and all funding with applicable interest, less any commissions and subcontractor fees payable to the vendor, shall be repaid to the Company within one month after the termination of the contract. If the two parties terminate the cooperation on the condition that the vendor meet the target, all funding without interest, shall be repaid.

The first period as specified is from January 1, 2021 to December 31, 2021 with a threshold revenue of RMB 15 million (approximately USD $2,294,400). The threshold revenue is to increase by 30% in the year 2022. For the year ended December 31, 2021, revenue facilitated by the vendor has reached RMB15.2 million (approximately USD $2,386,360). In December 2022, both parties agreed a one-year extension to fulfill the revenue threshold for year 2022. For the year ended December 31, 2022, revenue facilitated by the vendor has reached RMB7.5 million (approximately USD $1,111,000). For the six months ended June 30, 2023, revenue facilitated by the vendor has reached RMB4.8 million (approximately USD $700,000). The Company will continue to monitor the revenue facilitated by the vendor and assess if an event occurs or circumstance changes that would potentially indicate that the carrying amount of the receivable was impaired.

(b)	As of June 30, 2023 and December 31, 2022, Other assets, non-current consist of:

	June 30, 2023	December 31, 2022
	(Unaudited)
Other assets, non-current, net	$1,240,191	$1,775,540
	$1,240,191	$1,775,540

During 2019 and 2020, the Company advanced RMB 30 million (USD $4.1 million) to a vendor, whom the Company has contracted to develop a vehicular IOT smart advertising software (“Internet of Vehicle” or “IOV” software) to interconnect to the Company’s new media advertising sharing platform expanding its advertising capability to people riding in motor vehicles. According to the contract and its subsequent amendment, total commitment of the funding was RMB 30 million (USD $4.1 million). The vendor is solely responsible for hardware and software development and marketing the vehicular terminal. The Company financially supports development cost of IOV software in exchange for advertising revenue generated from the software for four years of the contract term.

Based on the amendment of the contract, if the Company’s new media advertising revenue generated from IOV software does not reach certain threshold during specified period, the contract could be terminated by the Company, and all funding with applicable interest, and less the revenue generated from the IOV software shall be repaid to the Company within one half year after the termination of the contract. Before the full repayment of the funding, the Company owns 100% of the title of the IOV software and related equipment, which will be transferred to the vendor upon its repayment of the total funding plus applicable interest.

Starting in October 2020, IOV software revenue will be divided into eight periods. The first period as specified was from October 1, 2020 to April 30, 2021 with a threshold advertising revenue from IOV software of RMB 3 million (approximately USD $462,000). The revenue is to increase incrementally by 15% in every six months going forward until the contract expires four years after the commencing date of the operation. The first period as specified was from October 1, 2020 to April 30, 2021 with advertising revenue from IOV software of RMB 3 million (approximately USD $462,000). The second period as specified was from May 1, 2021 to November 30, 2021 with advertising revenue from IOV software of RMB 3.3 million (approximately USD $510,000). The third period as specified was from December 1, 2021 to May 30, 2022 with advertising revenue from IOV software of RMB 3.4 million (approximately USD $531,000). The fourth period as specified was from June 1, 2022 to November 30, 2022 with advertising revenue from IOV software of RMB 14.1 million (approximately USD $2,285,000). The fifth period as specified was from December 1, 2022 to May 30, 2023 with advertising revenue from IOV software of RMB 3.9 million (approximately USD $562,000). The Company will continue to monitor advertising revenue generation from the IOV software and evaluate for impairment, if an event occurs or circumstance changes that would potentially indicate that the carrying amount of the asset exceeded its fair value. The vendor will own the title of the IOV software upon its fulfillment of the contract obligations after three years.

The development of IOV software was completed by September 30, 2020. Since the Company has the right to use the IOV software under the contract term, software was capitalized as “other assets, non-current, net” and started to amortize from October 1, 2020 over the four-year contract term. As of June 30, 2023 and December 31, 2022, the balance of “other assets, non-current, net” was $1,240,191 and $1,775,540, respectively. The reduction of the amount receivable was approximately $0.5 million for the period ended June 30, 2023.

If full repayment is achieved within the contract term, the Company might be charged to continue using the software and related equipment, depending on both parties’ future agreement.

F-30

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

14. OPERATING LEASES

In addition to the lease with a related party for computing server room in Dongguan City, commenced in April 2021, and terminated in March 2022, the Company leased an office space, three server rooms, and a dormitory in Hong Kong for executing the Blockchain business strategy, and the Company also leased an office space in Zhenjiang commenced on October 1, 2021. The office space and three server rooms in Hong Kong were terminated in September 2022, November 2022, and April 2023, respectively. The fixed monthly lease payment for the Zhenjiang office space is $2,582 (RMB 17,882) with a lease term of three years ending September 30, 2024, with a rental free period from October 1, 2021 to March 31, 2022. The fixed monthly lease payment for the dormitory is $4,338 (HKD 34,000) including rental and management fee with a lease term of two years ending April 19, 2023. All lease agreements have no variable lease payment nor option to purchase the underlying assets. There was no initial direct cost associated with the office space lease agreement.

The Company has also leased specific and identifiable wall spaces with a certain dimension in commercial and residential building lobbies, inside elevators, elevator waiting areas, and various places to install the new media advertising display terminals without substitution for purpose of broadcasting advertisements paid by the customers to promote their businesses or special events. The lease terms with negotiated payment terms range from one year to three years, and the rental costs vary depending on the number of spots where the display terminals are installed and the duration of the leases.

The Company incurred rent expenses of approximately $16,000 for continuing operations and approximately $25,000 for discontinued operations for the period ended June 30, 2023.

The Company has elected to apply the short-term lease exception to all leases with a term of one year or less. The future short-term lease costs are $ nil for the year subsequent to June 30, 2023.

Weighted-average remaining lease term as of June 30, 2023, and discount rate for its operating leases are as follows:

Weighted-average remaining lease term	15.3 months
Weighted-average discount rate	4.75%

The weighted-average discount rate was based on the three-year interest rate of People’s Bank of China.

The following table outlines maturities of operating lease liabilities as of June 30, 2023:

Year ending June 30	Leases for office
2023	14,784
2024	19,713
Total lease payments	34,497
Less: Imputed interest	(1,003)
Present value of lease liabilities	$33,494

F-31

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

15. LONG-TERM INVESTMENTS

As of June 30, 2023, the carrying value of the Company’s equity investments were $68,717, which consisted of the followings:

(1) Equity method investments:

As of June 30, 2023, the Company’s equity method investments had a carrying value of $7,029 which were as follows:

Investees	Abbreviation	% of Ownership	Carrying value
Qingdao Taoping IoT Co., Ltd.	QD Taoping, or QD	47%	$-
Yunnan Taoping IoT Co., Ltd.	YN Taoping, or YN	40%	-
Jiangsu Taoping IoT Technology Co., Ltd.	JS Taoping, or JS	25%	-
Jiangsu Taoping New Media Co., Ltd	JS New Media, or JN	21%	7,029
			$7,029

The Company’s initial investments in the above equity method investments were approximately $1.9 million. The Company recognized losses from equity method investments of approximately $800 and no impairment on equity method investments for the six months ended June 30, 2023. The Company recognized losses from equity method investments of approximately $0.3 million and no impairment on equity method investments for the six months ended June 30, 2022.

(2) Equity investments without readily determinable fair value that is not accounted for under equity method accounting:

In accordance with ASC 321, the Company elected to use the measurement alternative to measure such investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer, if any.

As of June 30, 2023 and December 31, 2022, the carrying value for the equity investments without readily determinable fair value was $61,688 and $87,734, respectively. The total initial investments to the equity investments without readily determinable fair value were approximately $711,000. Impairment of approximately $0.02 million was recognized for the six months ended June 30, 2023. Impairment of approximately $0.03 million was recognized for the six months ended June 30, 2022.

F-32

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

16. OTHER PAYABLES AND ACCRUED EXPENSES

As of June 30, 2023 and December 31, 2022, other payables and accrued expenses consist of:

	June 30, 2023	December 31, 2022
	(Unaudited)
Advances from unrelated third parties (i)	$869,648	$395,359
Other taxes payable (ii)	3,401,184	4,216,786
Accrued professional fees	179,595	215,889
Amount due to employees (iii)	74,780	41,782
Others	169,400	126,528
	$4,694,607	$4,996,344

(i)	The advances from unrelated parties are non-interest bearing and due on demand.

(ii)	The other taxes payable were the amounts due to the value added tax, business tax, city maintenance and construction tax, and individual income tax.

(iii)	The amounts due to employees were pertaining to employees’ out-of-pocket expenses for travel and meal allowance, etc.

17. RESERVE AND DISTRIBUTION OF PROFIT

In accordance with relevant PRC regulations and the Articles of Association of our PRC subsidiaries, our PRC subsidiaries are required to allocate at least 10% of their annual after-tax profits determined in accordance with PRC statutory financial statements to a statutory general reserve fund until the amounts in said fund reaches 50% of their registered capital. As of June 30, 2023 and December 31, 2022, the balance of general reserve was $10.2 million and $10.2 million, respectively.

F-33

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Under the applicable PRC regulations, the Company may pay dividends only out of the accumulated profits, if any, determined in accordance with the PRC accounting standards and regulations. The statutory reserve funds can only be used for specific purposes under the PRC laws and regulations. The general reserves are not distributable as cash dividends.

Our after-tax profits or losses with respect to the payment of dividends out of accumulated profits and the annual appropriation of after-tax profits as calculated pursuant to the PRC accounting standards and regulations do not result in significant differences as compared to after-tax earnings as presented in our consolidated financial statements. However, there are certain differences between the PRC accounting standards and regulations and the U.S. generally accepted accounting principles, arising from different treatment of items such as amortization of intangible assets and change in fair value of contingent consideration arising from business combinations.

18. EQUITY

(a) Ordinary shares

The Company is authorized to issue 100,000,000 ordinary shares.

In February 2022, the Company issued the first phase of approximately 6,718 restricted ordinary shares with a fair value of approximately $118,000, for the acquisition of ZJIOT. The Company agreed to issue to the shareholders of ZJIOT a total of approximately 20,154 restricted ordinary shares in three phases, conditioned upon the satisfaction of certain performance targets.

In March 2022 and July 2022, the Company issued 2,000 ordinary shares with a fair value of $23,100 to a consultant as a compensation for his service.

In April 2023, the Company issued the second phase of approximately 6,718 restricted ordinary shares with a fair value of approximately $49,000, for the acquisition of ZJIOT, upon the satisfaction of certain performance targets.

In May 2023, the Company issued 50,000 restricted shares to a consultant as its service compensation for the service period from May 26, 2023 to May 25, 2024. The fair value of the 50,000 ordinary shares was $340,000, which is amortized over the service period.

In May 2023, the Company issued 200,000 ordinary shares with fair value of approximately $1,360,000 to certain directors, executive officers, and employees as compensations for their services.

(b) Stock-based compensation

The following table provides the details of the approximate total share-based payments expense during the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30, 2023		Six Months Ended June 30, 2022
	(Unaudited)		(Unaudited)
Employees and directors share-based payments	$1,360,000	(a)	$-
Shares issued for services	32,603	(a)	14,500	(a)
	$1,392,603		$14,500

F-34

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(c) Stock options to employees and directors

On May 9, 2016, the Board of Directors of the Company adopted the 2016 Equity Incentive Plan, or the 2016 Plan. Pursuant to the 2016 Plan and its amendment in May 2021, the Company may offer up to five hundred thousand ordinary shares as equity incentives to its directors, employees and consultants. Such number of shares is subject to adjustment in the event of certain reorganizations, mergers, business combinations, recapitalizations, stock splits, stock dividends, or other change in the corporate structure of the Company affecting the issuable shares under the 2016 Plan. The Company accounts for its stock option awards to employees and directors pursuant to the provisions of ASC 718, Compensation – Stock Compensation. The fair value of each option award is estimated on the date of grant using the Black-Scholes Merton valuation model. The Company recognizes the fair value of each option as compensation expense ratably using the straight-line attribution method over the service period, which is generally the vesting period.

Stock option activity for the six months ended June 30, 2023 is summarized as follows:

		Weighted	Weighted Average Remaining
	Options	Average Exercise	Contractual Life	Aggregated Intrinsic
	Outstanding	Price	(Years)	Value
Outstanding at January 1, 2023	28,250	$24.0	0.6	$-
Exercised	-	-
Canceled	(400)	$24.0
Outstanding at June 30, 2023 (Unaudited)	27,850	$24.0	0.1	$-
Vested and expected to be vested as of June 30, 2023 (Unaudited)	27,850	$24.0	0.1	$-
Options exercisable as of June 30, 2023 (vested) (Unaudited)	27,850	$24.0	0.1	$-

F-35

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

There were no stock options granted to employees during the years ended June 30, 2023 and 2022. There was no option exercised during the six months ended June 30, 2023 and 2022.

As of June 30, 2023, no unrecognized compensation expense related to non-vested share options is expected to be recognized. The total fair value of options vested during the six months ended June 30, 2023, and 2022 was approximately $ nil and $ nil, respectively. To the extent the actual forfeiture rate is different from what the Company has anticipated, stock-based compensation related to these awards will be different from its expectations.

(d) Stock options and warrants to non-employees

Pursuant to the 2016 Plan and its amendment, for the six months ended June 30, 2023 and 2022, the Company issued nil and nil warrants to consultants, respectively. The Company expensed to administrative expense approximately $ nil and $ nil for the six months ended June 30, 2023 and 2022, respectively. During the six months ended June 30, 2023, no options or warrants were exercised.

The following table outlines the options and warrants outstanding and exercisable as of June 30, 2023:

	June 30, 2023 Number of Warrants Outstanding	Exercise	Expiration
	and Exercisable	Price	Date

July 2020 stock options to consultants	5,737	$26.4	07/09/2023
Total	5,737

F-36

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

19. CONSOLIDATED SEGMENT DATA

Selected information by segment is presented in the following tables for the six months ended June 30, 2023 and 2022.

	Six Months Ended June 30, 2023 (Unaudited)	Six Months Ended June 30, 2022 (Unaudited)
Revenues (1)
TIT Segment	$178,401	$122,085
CBT Segment	13,899,608	7,179,437
	$14,078,009	$7,301,522

(1)	Revenues by operating segments exclude intercompany transactions.

	Six Months Ended June 30, 2023 (Unaudited)	Six Months Ended June 30, 2022 (Unaudited)
(Loss) income from operations
TIT Segment	$(21,900)	$(593,851)
CBT Segment	516,473	(1,978,538)
Corporate and others (2)	(2,170,806)	(238,071)
(Loss) from operations	(1,676,233)	(2,810,460)
Corporate other income, net	182,254	1,293,765
Corporate interest income	609	1,010
Corporate interest expense	(262,420)	(288,707)
(Loss) before income taxes	(1,755,790)	(1,804,392)
Income tax expense	(34,513)	(4,283)
Income from continuing operations	(1,790,303)	(1,808,675)
Income from discontinued operations	(18,727)	(191,880)
Net loss	(1,809,030)	(2,000,555)
Less: Loss attributable to the non-controlling interest	-	-
Net loss attributable to the Company	$(1,809,030)	$(2,000,555)

(2)	Includes non-cash compensation, professional fees and consultancy fees for the Company.

Non-cash employee compensation by segment for the six months ended June 30, 2023 and 2022 are as follows:

	Six Months Ended June 30, 2023 (Unaudited)	Six Months Ended June 30, 2022 (Unaudited)
Non-cash employee compensation:
Corporate and others	$1,360,000	$-
	$1,360,000	$-

Depreciation and amortization by segment for six months ended June 30, 2023 and 2022 are as follows:

	Six Months Ended June 30, 2023 (Unaudited)	Six Months Ended June 30, 2022 (Unaudited)
Depreciation and amortization:
TIT Segment	$22,380	$23,996
CBT Segment	1,259,306	2,165,574
Corporate and others	7,586	-
	$1,289,272	$2,189,570

F-37

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

	Six Months Ended June 30, 2023 (Unaudited)	Six Months Ended June 30, 2022 (Unaudited)
Provisions for allowance for credit losses on accounts receivable, other receivable and advances to suppliers:
TIT Segment	$(12,331)	$(39,372)
CBT Segment	986,240	(360,363)
	$973,909	$(399,735)

	Six Months Ended June 30, 2023 (Unaudited)	Six Months Ended June 30, 2022 (Unaudited)
Inventory obsolescence provision:
TIT Segment	$2,455	$60,021
CBT Segment	6,003	103,864
	$8,458	$163,885

Total assets by segment as of June 30, 2023 and December 31, 2022 are as follows:

	June 30, 2023 (Unaudited)	December 31, 2022
Total assets
TIT Segment	$406,379	$254,579
CBT Segment	27,026,021	27,200,882
Assets from discontinued operations	568,367	1,326,265
Corporate and others	377,390	427,089
	$28,378,157	$29,208,815

F-38

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

20. COMMITMENTS AND CONTINGENCIES

The Company received a notification from Nasdaq Listing Qualifications on September 16, 2022, as announced in a report on Form 6-K filed with the SEC on September 16, 2022, that the Company was not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. On March 16, 2023, the Company received a letter from The Nasdaq Stock Market LLC confirming the Company has been granted an additional 180 calendar day period for compliance under its minimum bid price requirement through September 11, 2023. On August 15, 2023, the Company regained compliance with the NASDAQ listing requirements, after the one-for-ten reverse stock split effective on August 1, 2023, according to the NASDAQ notice.

The Company may from time to time be subject to legal proceedings, investigations, and claims incidental to conduct of our business. The Company is currently not subject to any legal proceeding, investigations, and claims.

In addition to various promulgations in the past few years, ten Chinese regulatory authorities recently collectively promulgated a guidance to further control and monitor cryptocurrency related trading, exchanges, transaction, banking and financial service, initial coin offering, and other intermediary and derivatives transactions, which are considered illegal in accordance with effectuated laws and regulations and may be subject to penalty criminally. The new guidance also bars foreign cryptocurrency trading platforms and related businesses to provide services to China domestic individuals and business entities, and expands the application of laws and regulations to Chinese employees or contractors of foreign operatives, that provide related services to individuals or business entities domiciled in China. Although, the legality of cryptocurrency mining activity was not specifically mentioned in the guidance, notably in recent events, where the government’s sudden interventions or modifications of the laws and regulations currently in effective could negatively impact the Company’s operations and financial results. The legality of cryptocurrency mining activity may be subject to challenge by Chinese authorities. However, since the Company has ceased the cryptocurrency mining business by December 2022, the risk of potential legal proceedings may not be applicable going forward.

21. CONCENTRATIONS

For the six months ended June 30, 2023 and 2022, no single customer accounted for greater than 10% of the total revenues. The Company’s top five customers in aggregate accounted for 31% and 34% of the Company’s revenues of continuing operations, for each of the six months ended June 30, 2023 and 2022, respectively.

The Company’s top five customers in aggregate accounted for 43% of total accounts receivable as of June 30, 2023, while two customers’ balance accounted for 11% and 10%, respectively. The Company’s top five customers in aggregate accounted for 30% of total accounts receivable as of December 31, 2022, while one customer accounted for 12% of accounts receivable.

For the six months ended June 30, 2023 and 2022, approximately 69% and 85%, respectively, of total purchases were from five unrelated suppliers. Two suppliers each accounted for 23% and 18%, respectively, of total purchases for the six months ended June 30, 2023, and two suppliers each accounted for 36% and 23%, respectively, of total purchases for the six months ended June 30, 2022.

F-39

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

22. SUBSEQUENT EVENTS

On July 17, 2023, the Company entered into a Standby Equity Purchase Agreement (the “Public SEPA”) with SHANJING CAPITAL GROUP CO., LTD (the “Investor”). Pursuant to the Public SEPA, the Company shall have the right, but not the obligation, to sell to the Investor up to $1,000,000 of its ordinary shares, no par value (the “Public SEPA Shares”), at the Company’s request any time during the commitment period commencing on July 17, 2023 and terminating on the earliest of (i) the first day of the month following the 24-month anniversary of the date of the Public SEPA and (ii) the date on which the Investor shall have made payment of advances requested pursuant to the Public SEPA for the Company’s Public SEPA Shares equal to the commitment amount of $1,000,000. The Public SEPA Shares would be purchased at 85.0% of the Market Price (as defined below), provided that in no event shall such purchase price be less than $0.20 per share (the “Floor Price”), and would be subject to certain limitations, including that the Investor could not purchase any shares that would result in it owning more than 4.99% of the Company’s outstanding ordinary shares at the time of an advance (the “Ownership Limitation”) or 19.99% of the Company’s outstanding ordinary shares as of July 17, 2023 (the “Exchange Cap”). The Exchange Cap will not apply if the Company’s shareholders have approved issuances in excess of the Exchange Cap or if the Company is able to invoke the home country practice exemption in accordance with the rules of the Nasdaq Stock Market. As defined in the Public SEPA, “Market Price” means the number obtained when the aggregate value of the Company’s ordinary shares (each trading day closing price times the number of shares traded in such trading day) traded on the Nasdaq Stock Market during the five (5) trading days immediately preceding the date set forth in any notice requesting an advance, is divided by the total number of ordinary shares traded during such five (5) trading days’ period.

In connection with the execution of the Public SEPA, the Company agreed to issue an aggregate of 4,339 ordinary shares of the Company (the “Public Commitment Fee Shares”) to the Investor as consideration for its irrevocable commitment to purchase the Public SEPA Shares upon the terms and subject to the satisfaction of the conditions set forth in the Public SEPA.

On the same date, the Company entered into another Standby Equity Purchase Agreement (the “Private SEPA”) with the same Investor. Pursuant to the Private SEPA, the Company shall have the right, but not the obligation, to sell to the Investor up to $10,000,000 of ordinary shares of the Company (the “Private SEPA Shares”), at the Company’s request any time during the commitment period commencing on July 17, 2023 and terminating on the earliest of (i) the first day of the month following the 36-month anniversary of the date of the Private SEPA and (ii) the date on which the Investor shall have made payment of advances requested pursuant to the Private SEPA for the Company’s Private SEPA Shares equal to the commitment amount of $10,000,000. Each advance the Company requests under the Private SEPA may be for a number of the Company’s ordinary shares with an aggregate value of up to $1,000,000. The Private SEPA Shares would be purchased at 85.0% of the Market Price which has the same meaning as that term in the Public SEPA. The purchase price in any advance under the Private SEPA shall not be less than the same Floor Price as under the Public SEPA, or $0.20 per share. The advances under the Private SEPA are subject to the same Ownership Limitation and Exchange Cap as under the Public SEPA.

In connection with the execution of the Private SEPA, the Company agreed to issue an aggregate of 43,394 ordinary shares of the Company (the “Private Commitment Fee Shares”) to the Investor as consideration for its irrevocable commitment to purchase the Private SEPA Shares upon the terms and subject to the satisfaction of the conditions set forth in the Private SEPA.

On July 31, 2023, the Company announced that the board of directors of the Company approved a one-for-ten reverse stock split of the Company’s issued and outstanding ordinary shares. Beginning August 1, 2023, the Company’s ordinary shares started trading on a split-adjusted basis under the same symbol “TAOP” but with new CUSIP number, G8675V 127.

As a result of the share consolidation, each ten ordinary shares outstanding automatically combined and converted to one issued and outstanding ordinary share without any action on the part of shareholders who hold their shares in brokerage accounts or “street name”. Shareholders holding certificates of ordinary shares are expected to receive instructions from the Company’s transfer agent, Transhare Corporation, regarding procedures for exchanging share certificates. All outstanding options, warrants and other rights to purchase the Company’s ordinary shares were adjusted proportionately as a result of the reverse stock split. No fractional shares were issued as a result of the reverse stock split, and instead, all such fractional shares resulting from the reverse stock split were rounded up to the nearest whole share.

The reverse stock split was intended to increase the per share trading price of the ordinary shares to satisfy the $1.00 minimum bid price requirement for continued listing on the NASDAQ Stock Market. Immediately following the reverse stock split the Company had approximately 1.86 million ordinary shares issued and outstanding, exclusive of shares issuable under outstanding options and warrants. The reverse stock split had affect the number of total authorized ordinary shares of the Company.

On August 2, 2023, the Company issued 80,000 ordinary shares to the Investor at a price of approximately $4.626 per share, pursuant to the previously announced Public SEPA. The total purchase price and proceeds the Company received from the sale of the shares is $370,080. These shares were issued as part of the commitment by Investor to purchase from time to time, at our option, up the Company’s $1,000,000 of our ordinary shares pursuant to the Public SEPA, as described in the Form 6-K dated July 19, 2023.

F-40

Exhibit 99.2

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

IN CONNECTION WITH THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX

MONTHS ENDED JUNE 30, 2023

In this report, as used herein, and unless the context suggests otherwise, the terms “TAOP,” “Company,” “we,” “us” or “ours” refer to the combined business of Taoping Inc. (F/K/A China Information Technology, Inc.), its subsidiaries and other consolidated entities. References to “dollar” and “$” are to U.S. dollars, the lawful currency of the United States, and references to “Renminbi” and “RMB” are to the legal currency of China. References to “SEC” are to the Securities and Exchange Commission.

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our unaudited consolidated financial statements and the related notes included elsewhere in this Report on Form 6-K and with the discussion and analysis of our financial condition and results of operations contained in our Annual Report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on April 25, 2023 (the “2022 Form 20-F”). This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those identified elsewhere in this report on Form 6-K, and those listed in the 2022 Form 20-F under “Item 3. Key Information-D. Risk Factors” or in other parts of the 2022 Form 20-F.

Overview

We are a provider of integrated cloud-based platform, resource sharing functionality, and big data solutions to the Chinese new media, residential community management, and elevator IoT industries. Our Internet ecosystem enables all participants of the new media community to efficiently promote brands, disseminate information, and share resources. In addition, we provide a broad portfolio of software, hardware and fully integrated solutions, including information technology infrastructure and Internet-enabled display technologies to customers in government, media, residential community, transportation, and other private sectors.

Prior to 2014, we generated majority of our revenues through selling our products to public service entities to help improve their operational efficiency and service quality. Our representative customers included China Ministry of Public Security, provincial bureaus of public security, fire departments, traffic bureaus, police stations, human resource departments, urban planning boards, civic administrations, land resource administrations, mapping and surveying bureaus, and the Shenzhen General Station of Exit and Entry Frontier Inspection.

In 2014, we generated revenues from sales of hardware products, software products, system integration services, and related maintenance and supporting services. Starting in 2015, with the introduction of our cloud-based software as a service (SaaS) offering, we generated additional recurring monthly revenues from SaaS fees.

In May 2017, we completed the business transformation and rolled out CAT and IoT technology based digital ads distribution network and new media resource sharing platform in the out-of-home advertising market. In 2017, 2018 and 2019, we generated most revenue from selling fully integrated ads display terminals. Starting from 2020, we had a portion of revenue generated from the sale of cloud severs as part of our CBT business. The revenues generated from SaaS and other software products and services remained small.

In June, 2021, the Company consummated an acquisition of 100% of the equity interest of Taoping New Media Co., Ltd (“TNM”), a leading media operator in China’s out-of-home digital advertising industry. TNM focuses on digital life scenes and mainly engaged in selling out-of-home advertising time slots on its networked smart digital advertising display terminals with artificial intelligence and big data technologies.

In 2021, the Company ventured into blockchain related business through the launch of cryptocurrency mining operations and established new subsidiaries in Hong Kong to diversity revenue streams, following a decline in its Traditional Information Technology (TIT) business segment.

In September 2021, the Company and the Company’s wholly owned subsidiary, Information Security Technology (China) Co., Ltd. entered into an equity transfer agreement with Mr. Jianghuai Lin, the sole shareholder of iASPEC. Upon closing of the equity transfer, the Company’s existing variable interest entity structure was dissolved and iASPEC became a wholly owned indirect subsidiary of the Company.

In January 2022, the Company completed the acquisition of 100% equity interest of Zhenjiang Taoping IoT Tech. Co., Ltd. (“ZJIOT”), aiming to accelerate the Company’s smart charging pile and digital new media businesses in East China.

In December 2022, the Company entered into a series of contracts with certain third parties to sell its cryptocurrency mining and related equipment. The Company also terminated the leases for both the office facility and the storage rooms, which were previously used to house most of its mining machines for its cryptocurrency mining operations, and laid off relevant employees. As a result, the Company had ceased its cryptocurrency mining business by December 31, 2022.

The Company’s business was negatively impacted by COVID-19 pandemic from fiscal year 2020 to 2022. Since the pandemic was largely contained in China in late 2022, and as a result of the recovery of market conditions and customer demands, the Company’s revenue of continuing operations continued to grow in the first half of 2023. Revenue in the first half of 2023 was $14.1 million, compared to $7.3 million for the same period of 2022, an increase of $6.8 million, or 92.8%. The Company incurred a net loss of approximately $1.8 million for the six months ended June 30, 2023, an improvement from the net loss of approximately $2.0 million for the same period of last year.

Effective at the market opening on August 1, 2023, the Company implemented a one-for-ten share combination of its issued and outstanding ordinary shares where every ten ordinary shares outstanding were automatically combined and converted into one issued and outstanding ordinary share. Any fractional shares resulting from the share combination were rounded up to the nearest whole share. The share combination was intended to increase the per share trading price of the Company’s ordinary shares to satisfy the $1.00 minimum bid price requirement for continued listing on the NASDAQ Stock Market. The Company regained compliance with the Nasdaq minimum bid price rule on August 15, 2023. This share combination did not change the number of shares the Company is authorized to issue or the par value of the ordinary shares. Accordingly, except as otherwise indicated, all share and per share information contained in this report on Form 6-K has been restated to retroactively show the effect of the share combination.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The Company’s significant estimates include its accounts receivable, assessment of credit losses, fair value of stock options and warrants, valuation allowance of deferred tax assets, useful lives of property and equipment, the recoverability of long-lived assets, revenue recognition, valuation of prepayments and other assets, and other intangible assets. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates.

Please see Note 2 to our unaudited consolidated financial statements included elsewhere in this report on Form 6-K for a summary of significant accounting policies.

Recently Adopted and Issued Accounting Pronouncements

Please see Note 2 to our unaudited consolidated financial statements included elsewhere in this report on Form 6-K for a summary of recently adopted and issued accounting pronouncements.

Results of Operations

The following table sets forth key components of our results of operations for the first six months ended June 30, 2023 and 2022, both in dollars and as a percentage of our revenue.

	Six Months Ended June 30, 2023		Six Months Ended June 30, 2022
	(Unaudited)		(Unaudited)
	Amount	% of Revenue	Amount	% of Revenue
Revenue	$14,078,009	100.00%	$7,301,522	100.00%
Costs of revenue	10,203,109	72.48%	4,715,394	64.58%
Gross profit	3,874,900	27.52%	2,586,128	35.42%
Administrative expenses	(3,750,087)	(26.64)%	(3,002,768)	(41.13)%
Research and development expenses	(1,585,894)	(11.27)%	(2,050,609)	(28.08)%
Selling expenses	(215,152)	(1.53)%	(343,211)	(4.70)%
Loss from operations	(1,676,233)	(11.91)%	(2,810,460)	(38.49)%
Subsidy income	142,324	1.01%	89,596	1.23%
Loss from equity method investment	(836)	(0.01)%	(307,403)	(4.21)%
Other income (loss), net	40,767	0.29%	1,511,572	20.70%
Interest expense and debt discounts, net of interest income	(261,812)	(1.86)%	(287,697)	(3.94)%
Loss before income taxes	(1,755,790)	(12.47)%	(1,804,392)	(24.71)%
Income tax expense	(34,513)	(0.25)%	(4,283)	(0.06)%
Net loss from continuing operations	(1,790,303)	(12.72)%	(1,808,675)	(24.77)%
Net loss from discontinued operations	(18,727)	(0.13)%	(191,880)	(2.63)%
Net loss	(1,809,030)	(12.85)%	(2,000,555)	(27.40)%
Less: net loss attributable to non- controlling Interest	-	-%	-	-%
Net loss attributable to the Company	$(1,809,030)	(12.85)%	$(2,000,555)	(27.40)%

Revenue

Revenue was $14.1 million for the first six months of 2023, compared to $7.3 million for the same period of last year, an increase of $6.8 million, or 92.8%. The increase was primarily due to an increase of $5.2 million revenue from products, and an increase of $2.0 million of software revenue. The Company expects that revenue for the second half of 2023 would increase as a result of the growth of advertising businesses, as well as product sales of its cloud-based screens, terminals, and other new applications.

Cost of Revenue and Gross Profit

Cost of revenue was $10.2 million for the six months ended June 30, 2023, compared to $4.7 million for the same period of 2022. As a percentage of revenue, our cost of revenue increased to 72.5% for the first six months of 2023, from 64.6% for the same period of 2022. As a result, gross profit as a percentage of revenue was 27.5% for the first six months ended June 30, 2023 compared with 35.4% for the same period of 2022. The increase in the overall gross profits was in line with the increase of total revenue. The decrease in the overall gross margin was primarily resulted from the decreased margin of advertising business. The Company expects that the gross margin for the remaining of 2023 would be consistent with the first half of the year.

Administrative, R&D and Selling expenses

Administrative expenses increased by $0.8 million, or 24.9%, to $3.8 million for the first six months of 2023, from $3.0 million for the same period of 2022. Such increase was mainly caused by the increase in share-based compensation of $1.2 million to certain directors, executive officers, employees, and certain consultants, offset by the decrease of $0.5 million of professional service fee. As a percentage of revenue, administrative expenses decreased to 26.6% for the first six months of 2023, from 41.1% for the same period of 2022. The Company expects that the administrative expenses for the remaining of 2023 would decrease as a result of the decrease of share-based compensation.

Research and development (“R&D”) expenses decreased by $0.5 million, or 22.7%, to $1.6 million for the first six months of 2023, from $2.1 million for the same period of 2022. Such decrease was primarily due to the decrease in depreciation expenses of purchased software, and the decrease in payroll and benefits to R&D staff. As a percentage of revenue, R&D expenses decreased to 11.3% for the first six months of 2023, from 28.1% for the same period of last year. R&D expenses for the remaining of 2023 are expected to be consistent with revenue growth.

Selling expenses decreased by $0.1 million, or 37.3%, to $0.2 million for the first six months of 2023, from $0.3 million for the same period of 2022. The decrease was primarily due to the decrease of selling activities related costs. Selling expenses for the remaining of 2023 are expected to be consistent with revenue growth.

Other income (loss), net

Other income for the first six months of 2023 was approximately $0.04 million, compared to other income of approximately $1.5 million for the first six months of 2022. Other income in the first half of 2022 was mainly the income generated from the disposition of a subsidiary.

Net loss attributable to Company

As a result of the cumulative effect of the foregoing factors, we had a net loss attributable to the Company of $1.8 million for the first six months of 2023, improved from to a net loss of $2.0 million for the same period of last year.

Business Acquisition

On June 9, 2021, the Company, through its then consolidated affiliated entity, Biznest Internet Technology Co., Ltd., consummated an acquisition of 100% of the equity interests of TNM. After completion of the acquisition, TNM becomes a wholly owned subsidiary of Biznest.

On January 13, 2022, the Company entered into a share purchase agreement to acquire 95.56% equity interest in ZJIOT, aiming to accelerate the Company’s smart charging pile and digital new media businesses in East China. Pursuant to the share purchase agreement, as a consideration, the Company agreed to issue to the shareholders of ZJIOT a total of approximately 20,154 restricted ordinary shares. The shares are expected to be issued in three phases. The first one-third of the shares were issued within 20 days after closing of the transaction; the second one-third of the shares were issued before May 31, 2023 and the remaining shares are to be issued before May 31, 2024. Issuance of shares during the second and third phases are conditioned upon the satisfaction of certain performance targets of ZJIOT as set forth in the share purchase agreement. Upon the completion of the acquisition, the Company currently owns 100% equity interest in ZJIOT.

The Company’s consolidated statement of operations for the six months ended June 30, 2022 included revenue of $1.13 million and net loss of $0.31 million attributable to TNM.

The Company’s consolidated statement of operations for the six months ended June 30, 2023 included revenue of $0.71 million and net profit of $0.25 million attributable to TNM.

The Company’s consolidated statement of operations for the six months ended June 30, 2022 included revenue of $0.1 million and net loss of $0.07 million attributable to ZJIOT since January 13, 2022, the acquisition date, to the end of June 30, 2022.

The Company’s consolidated statement of operations for the six months ended June 30, 2023 included revenue of $0.05 million and net loss of $0.1 million attributable to ZJIOT.

Liquidity and Capital Resources

As of June 30, 2023, we had cash and cash equivalents of $0.5 million.

As of June 30, 2023, the Company had short-term bank loans of approximately $6.8 million, maturing on various dates from July 14, 2023 to September 22, 2023. These loans may be extended for another year by the banks upon maturity without additional charges to the Company. The bank borrowings are in the form of credit facilities. Amounts available to the Company from the banks are based on the amount of collateral pledged or the amount guaranteed by the Company’s subsidiaries. These borrowings bear fixed interest rates ranging from 4.65% to 5.00% per annum. The weighted average interest rates on short term debt were approximately 4.76% and 4.86% for the six months ended June 30, 2023 and 2022, respectively. Correspondingly, interest expenses were approximately $0.2 million and $0.2 million, respectively, for the six months ended June 30, 2023 and 2022.

The Company has renewed the bank facility line with a value of approximately $2.6 million in July 2023.

In addition, on July 17, 2023, the Company entered into a public standby equity purchase agreement and a private standby equity purchase agreement with an investor. Pursuant to the agreements, the Company has the right, but not the obligation, to sell to the investor up to $1,000,000 and $10,000,000, respectively, of its ordinary shares, within 24 months and 36 months, respectively, from the date of the agreements.

We evaluate the creditworthiness of all of our customers individually before accepting them, and continuously monitor the recoverability of accounts receivable individually or in aggregate through aging analysis and past credit loss history, current financial conditions of our customers, and reasonable and supportable forecasts for future economic condition taking into consideration of the negative impact of COVID-19 pandemic. If there are any indicators that a customer may not make payment, the Company may consider making provision for non-collectability for that particular customer. At the same time, the Company may cease further sales or services to such customer. We have established an accounting policy to account for allowance for credit loss described in Note 2(e) to our unaudited consolidated financial statements.

The normal credit term is ranging from 1 month to 3 months after the customers’ acceptance of high-end data storage servers or software, and completion of advertising and other services, and ranging from 1 month to 6 months after the customers’ acceptance of ads display terminals. However, because of various factors of business cycle, the actual collection of outstanding accounts receivable may be beyond the normal credit terms.

The allowance for credit losses at June 30, 2023 and December 31, 2022, totaled approximately $24.6 million and $25.5 million, respectively, representing management’s best estimate. The following table describes the movement in the allowance for credit losses for the six-month period ended June 30, 2023.

Balance at December 31, 2022	$25,484,295
Increase in allowance for credit losses	973,909
Foreign exchange difference	(1,809,738)
Balance at June 30, 2023 (Unaudited)	$24,648,466

The following table summarizes the key cash flow components from our consolidated statements of cash flows for the periods indicated.

Cash and Financial Position

As of June 30, 2023, the Company had cash and cash equivalents of $0.5 million, compared to cash and cash equivalents of $1.0 million of December 31, 2022. Working capital surplus was $1.3 million as of June 30, 2023, compared to a working capital deficit of $0.2 million as of December 31, 2022.

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(670,271)	$(5,134,364)
Net cash (used in) provided by investing activities	$(348,070)	$1,998,683
Net cash provided by (used in) financing activities	$346,394	$(139,082)

Operating Activities

Net cash used in operating activities was approximately $0.7 million for the first six months of 2023, a significant improvement from the net cash used in operating activities of approximately $5.1 million for the same period of 2022. For the first six months of 2023, the slight operating cash outflow was primarily attributable to the increase in inventories and the decrease in accounts payable.

Investing Activities

Net cash used in investing activities was approximately $0.4 million for the first six months of 2023, and net cash provided by investing activities was approximately $2.0 million for the same period of 2022. Net cash outflow in investing activities was primarily due to the increase of approximately $0.6 million in property and equipment purchases, partially offset by the increase of approximately $0.2 million proceeds from sales of property and equipment during the first six months of 2023. Net cash inflow in investing activities of $2.0 million for the first six months of 2022 was mainly contributed by the Company’s discontinued cryptocurrency mining business of approximately $4.1 million, partially offset by the increase of approximately $2.1 million purchases of property and equipment.

Financing Activities

Net cash provided by financing activities was approximately $0.3 million for the first six months of 2023, mainly attributable to receipts of the borrowings from related parties of $0.4 million, partially offset by $0.1 million in net repayment of short-term bank loans. Net cash used in financing activities was approximately $0.1 million for the first six months of 2022, mainly attributable to approximately $0.1 million in net repayment of short-term bank loans.

Exhibit 99.3

Taoping Reports First Half 2023 Financial Results

● 93% Increase in Revenue Compared to First Half of 2022

● 10% Improvement in Net Loss Compared to First Half of 2022

● Company Expects Continued Growth in Second Half of 2023

SHENZHEN, China, September 1, 2023 – Taoping Inc. (NASDAQ: TAOP, the “Company”) today reported financial results for the first six months of its fiscal year ending December 31, 2023.

Mr. Lin Jianghuai, Chairman and CEO of the Company, said: “We started off 2023 at a record pace, with stability coming back following the numerous challenges, closures and tragedies of the COVID pandemic worldwide. Our Team remained focused and continued to execute on our two core business competencies, the Taoping national sales network, and its compatible, highly scalable Smart Cloud platform, which helped drive a Company record 93% increase in revenue for the first six months of 2023, compared to the same period of last year.”

Mr. Lin Jianghuai, continued, “We are on track for further growth in the second half of 2023, led by the rebound in demand from our city partner ecosystem and comprehensive portfolio of core high-value, high-traffic area software development and advertising business solutions, which leverage the Company’s powerful Cloud Nest AI system and intelligent Cloud platform. In addition to our intelligent software and Cloud platform, we have been investing in and expanding our AI-driven portfolio, including AI-related products and servers, to provide customers with fully integrated seamless solutions, as we target opportunities in this fast-growing segment. We are also benefitting from increased business momentum as we capture new business opportunities in the Smart City and new energy sectors. Our impressive progress in 2023 has already resulted in us entering into a series of long-term strategic cooperation agreements with various customers to provide Taoping’s Cloud-based intelligent product solutions, including smart large screen, IoT Smart rest station and off-grid wastewater treatment solutions. We have built an advantageous competitive position and distinctive portfolio of products, which we expect will combine to help us generate significant revenue growth and operating cashflow for the Company and shareholders for year 2023 and beyond.”

Financial Results for the First Six Months of Fiscal Year 2023

Revenue increased 93% to $14.1 million for the first six months of 2023, compared to $7.3 million for the same period of last year. The increase was primarily due to increased revenue from both products and software revenue, as the Company continues to execute on its two core business competencies, the Taoping national sales network, and its compatible, highly scalable cloud platform. The Company expects that revenue for the second half of 2023 will increase as a result of the growth of advertising businesses, as well as product sales of its cloud-based screens, terminals, and other new applications led by the advancement of its cutting-edge Smart City solutions, which seamlessly integrate with the Company’s AI-driven intelligent Cloud platform.

Cost of revenue was $10.2 million for the six months ended June 30, 2023, compared to $4.7 million for the same period of 2022. Gross margin was 27.5% for the first six months ended June 30, 2023 compared with 35.4% for the same period of 2022 reflecting higher costs as the Company focuses on growth and new revenue opportunities. The Company expects that the gross margin for the second half of 2023 will be consistent with the first half of the year.

Administrative expenses increased by $0.8 million, or 24.9%, to $3.8 million for the first six months of 2023, from $3.0 million for the same period of 2022, primarily due to an increase in share-based compensation expense, which was partially offset by a decrease in professional service fees. As a percentage of revenue, administrative expenses decreased to 26.6% for the first six months of 2023, from 41.1% for the same period of 2022. The Company expects that the administrative expenses for the second half of 2023 will decrease as a result of the decrease of share-based compensation.

Research and development (“R&D”) expenses decreased by $0.5 million, or 22.7%, to $1.6 million for the first six months of 2023, from $2.1 million for the same period of 2022, primarily due to the decrease in depreciation expenses of purchased software, and the decrease in payroll and benefits to R&D staff. As a percentage of revenue, R&D expenses decreased to 11.3% for the first six months of 2023, from 28.1% for the same period of last year. R&D expenses for the second half of 2023 are expected to be consistent with revenue growth.

Selling expenses decreased by $0.1 million, or 37.3%, to $0.2 million for the first six months of 2023, from $0.3 million for the same period of 2022. The decrease was primarily due to the decrease of sales related costs. Selling expenses for the second half of 2023 are expected to be consistent with revenue growth.

The Company reduced its net loss by 10% to $1.8 million or $1.10 per basic and diluted share for the six months ended June 30, 2023, compared to a net loss of $2.0 million or $1.26 per basic and diluted share for the same period of 2022, reflecting the higher revenue level and cost containment efforts. On August 1, 2023, the Company implemented a one-for-ten reverse stock split of the Company’s issued and outstanding ordinary shares. Except shares authorized, all references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

About Taoping Inc.

Taoping Inc. (Nasdaq: TAOP) has a long history of successfully leveraging technology in the development of innovative solutions to help customers in both the private and public sectors to more effectively communicate and market to their desired targets. The Company has built a far-reaching city partner ecosystem and comprehensive portfolio of high-value, high-traffic areas for its products, which are aligned together with Taoping’s smart cloud platform, cloud services and solutions, new media and artificial intelligence. For more information about Taoping, please visit www.taop.com. You can also follow us via LinkedIn, Twitter or YouTube.

Safe Harbor Statement

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, such as statements regarding our estimated future results of operations and financial position, our strategy and plans, and our objectives or goals, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Our actual results may differ materially or perhaps significantly from those discussed herein, or implied by, these forward-looking statements. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: our potential inability to achieve or sustain profitability or reasonably predict our future results due to our limited operating history of providing smart cloud services, the effects of the global Covid-19 pandemic, the emergence of additional competing technologies, changes in domestic and foreign laws, regulations and taxes, uncertainties related to China’s legal system and economic, political and social events in China, the volatility of the securities markets; and other risks including, but not limited to, those that we discussed or referred to in the Company’s disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) available on the SEC’s website at www.sec.gov, including the Company’s most recent Annual Report on Form 20-F as well as in our other reports filed or furnished from time to time with the SEC. The forward-looking statements included in this press release are made as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statements, other than as required by applicable law.

For further information, please contact:

Taoping Inc.

Xue Jiang

IR@taop.com

www.taop.com

Global IR Partners

David Pasquale

TAOP@globalirpartners.com

New York Office: +1-914-337-8801

TAOPING INC.

(F/K/A CHINA INFORMATION TECHNOLOGY, INC.)

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2023 AND DECEMBER 31, 2022

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$460,147	$1,014,591
Accounts receivable, net	6,260,433	9,201,245
Accounts receivable-related parties, net	51,449	91,371
Advances to suppliers	5,220,446	5,851,381
Prepaid expenses	307,397	-
Inventories, net	5,781,338	356,358
Other current assets	1,565,835	1,554,488
Current assets from discontinued operations	568,367	1,326,265
TOTAL CURRENT ASSETS	20,215,412	19,395,699

Property, equipment and software, net	6,762,448	7,833,902
Right-of-use assets	32,467	48,786
Long-term investments	68,717	95,966
Goodwill	58,922	58,922
Other assets, non-current, net	1,240,191	1,775,540
TOTAL ASSETS	$28,378,157	$29,208,815

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Short-term bank loans	$6,765,931	$7,203,762
Accounts payable	2,139,275	2,287,244
Accounts payable-related parties	889	-
Advances from customers	727,121	622,581
Advances from customers-related parties	88,290	94,832
Amounts due to related parties	3,587,733	3,338,882
Accrued payroll and benefits	653,783	411,995
Other payables and accrued expenses	4,694,607	4,996,344
Income tax payable	84,679	60,054
Lease liability-current	28,595	29,373
Other current liability	74,574	149,148
Current liabilities from discontinued operations	64,575	377,539
TOTAL CURRENT LIABILITIES	18,910,052	19,571,754

Lease liability	4,899	20,369
TOTAL LIABILITIES	18,914,951	19,592,123

EQUITY
Ordinary shares, 2023 and 2022: par $0; authorized capital 100,000,000 shares; shares issued and outstanding, June 30, 2023: 1,844,089 shares; December 31, 2022: 1,587,371 shares*;	163,154,015	161,404,797
Additional paid-in capital	22,447,083	22,447,083
Reserve	10,209,086	10,209,086
Accumulated deficit	(209,863,637)	(208,054,607)
Accumulated other comprehensive income	23,516,659	23,610,333
Total equity of the Company	9,463,206	9,616,692
Non-controlling interest	-	-
Total Equity	9,463,206	9,616,692

TOTAL LIABILITIES AND EQUITY	$28,378,157	$29,208,815

*

On August 1, 2023, the Company implemented a one-for-ten reverse stock split of the Company’s issued and outstanding ordinary shares. Except shares authorized, all references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

Accompanying notes are provided in the Company’s 6-K filing with the U.S. Securities and Exchange Commission, which are an integral part of the unaudited consolidated financial statements included in such 6-K.

TAOPING INC.

(F/K/A CHINA INFORMATION TECHNOLOGY, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

	Six Months Ended
	June 30, 2023	June 30, 2022
	(Unaudited)	(Unaudited)
Revenue – Products	$8,074,534	$2,882,990
Revenue – Products-related parties	71,420	-
Revenue – Software	3,777,209	1,785,891
Revenue – Advertising	1,316,932	1,184,761
Revenue – Advertising-related parties	-	12,379
Revenue – Other	835,555	1,416,423
Revenue – Other-related parties	2,359	19,078
TOTAL REVENUE	14,078,009	7,301,522

Cost – Products	7,386,299	2,724,655
Cost – Software	1,711,442	828,310
Cost – Advertising	1,090,137	676,382
Cost – Other	15,231	486,047
TOTAL COST	10,203,109	4,715,394

GROSS PROFIT	3,874,900	2,586,128

Administrative expenses	3,750,087	3,002,768
Research and development expenses	1,585,894	2,050,609
Selling expenses	215,152	343,211
LOSS FROM OPERATIONS	(1,676,233)	(2,810,460)
Subsidy income	142,324	89,596
(Loss) from equity method investment	(836)	(307,403)
Other income (loss), net	40,767	1,511,572
Interest expense and debt discounts, net of interest income	(261,812)	(287,697)
Loss before income taxes	(1,755,790)	(1,804,392)

Income tax expense	(34,513)	(4,283)

Net loss from continuing operations	(1,790,303)	(1,808,675)
Net loss from discontinued operations	(18,727)	(191,880)
NET LOSS	(1,809,030)	(2,000,555)
Less: Net loss attributable to the non- controlling interest	-	-
NET LOSS ATTRIBUTABLE TO THE COMPANY	$(1,809,030)	$(2,000,555)

Loss per share – Basic and Diluted*
CONTINUING OPERATIONS
Basic	$(1.09)	$(1.14)
Diluted	$(1.09)	$(1.14)

DISCONTINUED OPERATIONS
Basic	$(0.01)	$(0.12)
Diluted	$(0.01)	$(0.12)

NET LOSS PER SHARE ATTRIBUTABLE TO THE COMPANY*
Basic	$(1.10)	$(1.26)
Diluted	$(1.10)	$(1.26)

*

On August 1, 2023, the Company implemented a one-for-ten reverse stock split of the Company’s issued and outstanding ordinary shares. Except shares authorized, all references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

Accompanying notes are provided in the Company’s 6-K filing with the U.S. Securities and Exchange Commission, which are an integral part of the unaudited consolidated financial statements included in such 6-K.